AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 2011
REGISTRATION NO. 333-163961

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMARILLO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Texas	2834	75-1974352
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4134 Business Park Drive
Amarillo, Texas 79110-4225
(806) 376-1741
(Address and telephone number of principal executive offices)

4134 Business Park Drive
Amarillo, Texas 79110-4225
(806) 376-1741

(Name, address and telephone number of agent for service)

Copies to:

John B. Atkins, Esq.
Underwood, Wilson, Berry, Stein & Johnson, P.C.
500 S. Taylor, Suite 1200
Amarillo, Texas 79101
(806) 376-5613
(806) 349-9471 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒ Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $.01 par value per share	10,000,000	$0.30	$3,000,000	$213.90 *

* Previously paid.

(1) Relates to common stock, of Amarillo Biosciences, Inc., offered by the Company. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Calculated according to Rule 457(o) of the Securities Act of 1933.

PROSPECTUS

AMARILLO BIOSCIENCES, INC.
OTC Bulletin Board trading symbol: AMAR
10,000,000 Shares of Common Stock

This prospectus relates to the public offering of up to 10,000,000 shares of our common stock, par value $.01 per share, by Issuer. The shares offered by the Company will be offered at a fixed price of $.10 per share for a period not to exceed two (2) years from the date of this prospectus. We will pay the expenses of registering these shares.

The shares will be offered directly through our officers and directors. No commission or other compensation related to the sale of the shares will be paid to our officers and directors. The Company may engage and offer the shares through one or more broker-dealers. A commission of no more than ten percent (10%) will be offered in cash from proceeds of the offering to any engaged broker-dealer. In addition, the broker-dealer shall receive no more than ten percent (10%) warrant coverage. No commission or other consideration will be paid to officers or directors for their involvement in this offering. Our officers and directors will not register as a broker/dealer with the Securities and Exchange Commission in reliance on Rule 3a4-1 of the Securities and Exchange Act of 1934. The intended methods of communication include, without limitation, in-person contact, telephone contact, and facsimile or electronic transmission contact.

Investment in the shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 5 of this prospectus before purchasing any of the shares offered by this prospectus. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is quoted on the OTC Bulletin Board and trades under the symbol "AMAR". The last reported sale price of our common stock on the OTC Bulletin Board on June 1, 2011, was $0.065 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2010.

AMARILLO BIOSCIENCES, INC. HAS NOT REGISTERED THESE SHARES UNDER THE SECURITIES LAWS OF ANY STATE. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THAT THE SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES LAWS OF THE STATE OR STATES IN WHICH SALES OF THE SHARES OCCUR AS OF THE TIME OF SUCH SALES, OR THAT THERE IS AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS OF SUCH STATES.

THIS PROSPECTUS IS NOT AN OFFER TO SELL ANY SECURITIES OTHER THAN THE SHARES. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER IS UNLAWFUL.

AMARILLO BIOSCIENCES INC. HAS NOT AUTHORIZED ANYONE, INCLUDING ANY SALESPERSON OR BROKER, TO GIVE ORAL OR WRITTEN INFORMATION ABOUT THIS OFFERING, AMARILLO BIOSCIENCES, INC., OR THE SHARES THAT IS DIFFERENT FROM THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR ANY SUPPLEMENT TO THIS PROSPECTUS, IS ACCURATE AT ANY DATE OTHER THAN THE DATE INDICATED ON THE COVER PAGE OF THIS PROSPECTUS OR ANY SUPPLEMENT TO IT.

IN THIS PROSPECTUS, REFERENCES TO "AMARILLO," "THE COMPANY," "WE," "US," AND "OUR," REFER TO AMARILLO BIOSCIENCES, INC.
AMARILLO BIOSCIENCES, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Prospectus Summary

General

We are a Texas corporation formed in 1984, engaged in developing biologics for the treatment of human and animal diseases. We focus our research on the treatment of human disease indications, particularly influenza, using natural human interferon alpha that is administered in a proprietary low dose formulation.

We currently own or license five patents related to the low-dose oral delivery of interferon and one issued patent on our dietary supplement, Maxisal®. We have completed more than 100 pre-clinical (animal) and human studies on the safety and efficacy of low-dose orally administered interferon. We have filed with the U.S. Food and Drug Administration ("FDA"), and there now are in effect, six Investigational New Drug ("IND") Applications covering indicated uses for low-dose oral interferon alpha, including influenza, chronic cough, and hepatitis C virus infection.

We have not generated any significant revenues since inception in 1984. We have a history of losses and we expect to incur losses for the foreseeable future. For the fiscal years ended December 31, 2010 and 2009, we had revenues of $5,150 and $52,254. For the fiscal year ended December 31, 2010, we realized net income of $506,312 as a result of a derivative gain of $1,668,336. For the fiscal year ended December 31, 2009, we incurred net loss of $2,971,207. As a result of recurring losses from operations and our need to raise additional financing in order to execute our 2011 plan of operations, our auditors, in their report dated April 7, 2011, have expressed substantial doubt about our ability to continue as a going concern.

Our Corporate Information

Amarillo Biosciences, Inc. was incorporated in June 1984 in the State of Texas under the name of Amarillo Cell Culture Company, Incorporated. In May 1996, we changed our name to Amarillo Biosciences, Inc. Our principal executive offices are located at 4134 Business Park Drive, Amarillo, Texas 79110. Our Telephone number is (806) 376-1741. Our website address is www.amarbio.com. Information contained on, or that can be accessed through, our website is not part of the prospectus.

About This Offering

Following is a summary of this offering. Please see the Plan of Distribution section for a more detailed description of the terms of this offering:

Securities Being Offered:	Up to 10,000,000 shares of common stock, par value $.01

Offering Price per Share:	$.10

Offering Period:	A period not to exceed 2 years.

Proceeds to the Company:	$1,000,000 maximum less no more than 10% commission to the broker/dealer (if engaged) and less legal fees, printing fees, and other miscellaneous expenses equal to approximately $79,213.90 (of which $60,213.90 has been paid from other funds.

Use of Proceeds:	General working capital and operating expense purposes.

Number of Shares Outstanding Before this Offering:	61,209,446 common and 1,700 preferred as of June 1, 2011

Stock Symbol:	AMAR

Number of Shares Outstanding After this Offering:	71,209,446 common if the maximum offered amount is reached.

Risk Factors:	Carefully review this entire Prospectus and the "Risk Factors" section herein for factors you should carefully consider before making your investment decision.

Estimated use of proceeds

The estimated net proceeds to the Company from the sale of the 10,000,000 shares of Common Stock offered through this Prospectus are estimated to be approximately $981,000.00 after deducting offering expenses and taking into account expenses that have already been paid by the Company. The Company intends to use the net proceeds of this offering for general corporate purposes, summarized as follows:

Use	Amount
Debt Reduction	$250,000.00
General Working Capital	$731,000.00
Total	$981,000.00

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled "Information Regarding Forward Looking Statements." The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risk Relating to Our Business and Industry:

We may not be able to adequately protect and maintain our intellectual property.

Our success will depend in part on our ability to protect and maintain our patents, intellectual property rights and licensing arrangements for our products and technology. We currently own or have licensed six issued patents. No assurance can be given that such licenses or rights used by us will not be challenged, infringed or circumvented or that the rights granted thereunder will provide competitive advantages to us. Furthermore, there can be no assurance that we will be able to remain in compliance with our existing or future licensing arrangements. Consequently, there may be a risk that licensing arrangements are withdrawn with no penalties to the licensee or compensation to us.

We rely on third parties for the supply, manufacture and distribution of our products.

Third parties manufacture and distribute all of our products. We do not currently have manufacturing facilities or personnel to independently manufacture our products. Currently, Marlyn Nutraceutical manufactures our nutraceutical products. Our licensed distributors, located in the United States and internationally, distribute the products. Except for any contractual rights and remedies that we may have with our manufacturer and our distributors, we have no control over the availability of our products, their quality or cost or the actual distribution of our products. If for any reason we are unable to obtain or retain third-party manufacturers and distributors on commercially acceptable terms, we may not be able to produce and distribute our products as planned. If we encounter delays or difficulties with our contract manufacturer in producing or packaging our products or with our distributor in distributing our products, the production, distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply or distribution or abandon or sell product lines on unsatisfactory terms. We may not be able to enter into alternative supply, production or distribution arrangements on commercially acceptable terms, if at all. There can be no assurance that the manufacturer that we have engaged will be able to provide sufficient quantities of these products or that the products supplied will meet with our specifications or that our distributor will be able to distribute our products in accordance with our requirements.

We are dependant on funding from private placements of stock.

Our sales revenue, sublicense fees and royalty income are low compared to expenses. Our primary focus is to achieve FDA approval of oral interferon for one or more disease indications. We do not expect significant sales or royalty revenue in the near term as Phase 2 and Phase 3 clinical studies must be completed before an NDA (New Drug Application) may be submitted to the FDA. We operate at a net loss and current liabilities exceed current assets mostly by the amount owed to HBL for two $1 million notes plus $751,294 of accrued interest on December 31, 2010. HBL was paid $200,000 of accrued interest in January of 2008 and extended the notes and remaining accrued interest until June 3, 2008 and August 28, 2008. The Company is in default of the notes, but HBL has not demanded payment. We do not have sufficient liquidity to pay off the notes or to fund operating losses unless funding is obtained from private placements of stock. There can be no assurance that private placement funding will always be available on terms acceptable to us, or at all.

We are dependent on certain key existing and future personnel.

Our success will depend, to a large degree, upon the efforts and abilities of our officers and key management employees such as Joseph M. Cummins, our President and Chief Executive Officer and Martin J. Cummins, our Vice President of Clinical and Regulatory Affairs. The loss of the services of one or more of our key employees could have a material adverse effect on our operations. We do currently have employment agreements with our executive officers. We do not currently maintain key man life insurance on any of our key employees. In addition, as our business plan is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations. On October 1, 2009, following the departure of Dr. Gary W. Coy, our Vice-President and Chief Financial Officer, on September 4, 2009, we engaged Bernard Cohen to be a Vice-President and the Chief Financial Officer of the Company. Dr. Coy remains a consultant with the Company, but we cannot assure that we will be able to successfully attract and retain key personnel.

If we do not successfully develop, acquire or license new drugs our business may not grow.

We must invest substantial time, resources and capital in identifying and developing new drugs, dosage and delivery systems, either on our own or by acquiring and licensing such products from third parties. Our growth depends, in part, on our success in such process. If we are unable to either develop new products on our own or acquire licenses for new products from third parties, our ability to grow revenues and market share may be adversely affected. In addition, we may not be able to recover our investment in the development of new drugs, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development if we are unable to fund such development from our future revenues. Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

Our competitors are much larger and more experienced than we are and, even if we complete the development of our drugs, we may not be able to successfully compete with them.

The pharmaceutical industry is highly competitive. Our biologics and low-dose oral interferon alpha applications compete with high dose injectable interferon manufactured by Roche, Schering, InterMune, Serono, Biogen, Berlex and Hemispherx. High dose injectable interferon has been widely accepted by the medical community for many years. Companies who manufacture injectable interferon alpha applications are more established than we are and have far greater financial, technical, research and development, sales and marketing, administrative and other resources than we do. Even if we successfully complete the development of our tests, we may not be able to compete effectively with these much larger companies and their more established products.

We have been the subject of a going concern opinion by our independent auditors who have raised substantial doubt as to our ability to continue as a going concern.

Our Independent Registered Public Accountants have added an explanatory paragraph to their audit reports issued in connection with our financial statements which states that our recurring losses from operations and the need to raise additional financing in order to execute our business plan raise substantial doubt about our ability to continue as a going concern. We have experienced net losses from operations of $1,641,048 for the year ended December 31, 2009 and $1,069,314 for the year ended December 31, 2010. In addition, as of December 31, 2009 we had an accumulated deficit of $35,318,939 and $34,816,827 for the year ended December 31, 2010. These factors, among others, raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty. Assurances cannot be given that adequate financing can be obtained to meet our capital needs. If we are unable to generate profits and unable to continue to obtain financing to meet our working capital requirements, we may have to curtail our business sharply or cease operations altogether. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis to retain our current financing, to obtain additional financing, and, ultimately, to attain profitability. Should any of these events not occur, we will be adversely affected and we may have to cease operations.

Risk Relating to Our Current Financing Arrangement:

There are a large number of shares underlying our preferred stock and warrants that may be available for future sale, and the sale of these shares may depress the market price of our common stock

As of June 1, 2011, we had 61,209,446 shares of common stock issued and outstanding and 23,456,596 shares reserved for issuance on the exercise of option or warrant rights. 1,700 shares of our Preferred Stock are issued and outstanding and 1,700,000 shares are reserved for issuance on the conversion of the preferred stock to common stock. This prospectus covers up to 10,000,000 shares of common stock. The sale of these shares may adversely affect the market price of our common stock.

Risks Related to our Common Stock:

There is only a limited market for our common stock and the price of our common stock may be affected by factors that are unrelated to the performance of our business.

If any of the risks described in these Risk Factors or other unseen risks are realized, the market price of our common stock could be materially adversely affected. Additionally, market prices for securities of biotechnology and diagnostic companies have historically been very volatile. The market for these securities has from time to time experienced significant price and volume fluctuations for reasons that are unrelated to the operating performance of any one company. In particular, and in addition to the other risks described elsewhere in these Risk Factors, the following factors can adversely affect the market price of our common stock:
•	announcements of technological innovation or improved or new diagnostic products by others;
•	general market conditions;
•	changes in government regulation or patent decisions;
•	changes in insurance reimbursement practices or policies for diagnostic products.

Our common shares have traded on the Over the Counter Bulletin Board at prices below $5.00 for several years. As a result, our shares are characterized as "penny stocks" which could adversely affect the market liquidity of our common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by an issuer that has:

•	net tangible assets in excess of $2,000,000, if such issuer has been in continuous operation for three years;
•	net tangible assets in excess of $5,000,000, if such issuer has been in continuous operation for less than three years; or
•	average revenue of at least $6,000,000, for the last three years.

Unless an exception is available, the regulations require, prior to any transaction involving a penny stock, that a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a prospective purchaser of the penny stock. We currently do not qualify for an exception, and, therefore, our common stock is considered to be penny stock and is subject to these requirements. The penny stock regulations adversely affect the market liquidity of our common shares by limiting the ability of broker/dealers to trade the shares and the ability of purchasers of our common shares to sell in the secondary market. In addition, certain institutions and investors will not invest in penny stocks.

Future sales of a significant number of shares of our common stock by existing stockholders may lower the price of our common stock, which could result in losses to our stockholders.

We estimate there that are approximately 21,000,000 restricted shares outstanding which, upon becoming freely tradable under Rule 144 of the Securities Exchange Act of 1934, may lower the price of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:
•	The efficacy, safety and intended utilization of our product candidates;
•	The conduct and results our of research, discovery and preclinical efforts and clinical trials;
•	our plans regarding future research, discovery and preclinical efforts and clinical activities, collaborative, intellectual property and regulatory activities;
•	Our results of operations, financial condition and businesses, and products and drug candidates under development;

•	our product candidates that appear promising in early research and clinical trials may not demonstrate safety and efficacy in subsequent clinical trials;
•	risks associated with reliance on collaborative partners for further clinical trials and other development activities;
•	risks involved with development and commercialization of product candidates; and
•	risks involved in obtaining future financing.

USE OF PROCEEDS

This prospectus relates to up to 10,000,000 shares of our common stock that may be offered and sold from time to time by the Company. We expect there to be approximately $981,000.00 net proceeds to the Company (after deducting offering expenses and taking into account expenses that have previously been paid ) from the sale of these shares and expect to use these proceeds for general corporate purposes including debt reduction/interest payments on notes and general working capital purposes, summarized as follows:

Use	Amount
Debt Reduction	$250,000.00
General Working Capital	$731,000.00
Total	$981,000.00

DETERMINATION OF OFFERING PRICE

The offering price of these shares has been arbitrarily determined and bears no relationship to any objective criteria. The price does not bear any relationship to the Company's assets, book value, historical earnings, or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources, the general condition of the securities market, and the likelihood of acceptance of this offering. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

Dividend Policy

The Company does not anticipate paying dividends on its Common Stock at any time in the foreseeable future and plans to retain earnings for the development and expansion of the Company's Business. See "Description of Securities."

SELLING SECURITY HOLDERS

This is a self-underwritten offering. This prospectus is part of a prospectus that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares that are sold by them. We may also engage registered broker-dealers to offer and sell the shares. We may pay any such registered persons who make such sales a commission of no more than 10% of the sale price of shares sold, with warrant coverage. We are currently not a party to any underwriting agreement, arrangement or understanding for the sale of the shares being offered. In the event we retain a broker who may be deemed an underwriter, we will file a post-effective amendment to this registration statement with the Securities and Exchange Commission. This offering is intended to be made solely by the delivery of this prospectus and the accompanying Subscription Application to prospective investors. We may terminate this offering prior to the expiration date. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our directors and officers will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Rule 3a4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer. Those conditions are as follows:

a.        Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and

b.        Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.        Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.        Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) and (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

Our officers and directors, who will offer and sell the shares are aware that they are required to comply with the provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the officers and directors, sales agents, any broker-dealer or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

PLAN OF DISTRIBUTION

See Selling Security Holders section, above. Any engaged broker-dealer will be entitled to a commission equal to no more than ten percent (10%) of the amount of cash raised through this offering in addition to no more than ten percent (10%) warrant coverage for the Common Stock placed. The Warrants are for three (3) years and are exercisable into Rule 144 restricted stock at ten percent (10%) above the offering price.

Terms of the Offering

We are offering a maximum of 10,000,000 shares of our common stock at $.10 per share. The shares will be sold at the fixed price of $.10 per share until the earlier of (i) the date when the sale of all shares is completed; or (ii) two (2) years from the date of this Prospectus. There is no minimum amount of aggregate subscriptions and there is no minimum subscription amount required of each investor. Subscriptions, once received, are irrevocable. There is no commitment on the part of any person to purchase and pay for any shares.

There can be no assurance that all, or any, of the shares will be sold. In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification requirement is available and has been complied with. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification is available. As of the date of this Prospectus, we have not identified the specific states where the offering will be sold. We will file a pre-effective amendment indicating which state or states the securities are to be sold pursuant to this registration statement.

DESCRIPTION OF THE SECURITIES TO BE REGISTERED

This prospectus includes up to 10,000,000 shares of our common stock offered by the Company. The following description of our common stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 100,000,000 shares of common stock having a par value of $.01 per share. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Our outstanding shares of common stock are fully paid and non-assessable. Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

DESCRIPTION OF BUSINESS

General

We are a Texas corporation formed in 1984 engaged in developing biologics for the treatment of human and animal diseases. We focus our research on the treatment of human disease indications, particularly influenza, using natural human interferon alpha that is administered in a proprietary low dose oral form.

We currently own or license five patents related to the low-dose oral delivery of interferon and one issued patent on our dietary supplement, Maxisal(R). We have completed more than 100 pre-clinical (animal) and human studies on the safety and efficacy of low-dose orally administered interferon. We have filed with the U.S. Food and Drug Administration ("FDA"), and there now are in effect, six Investigational New Drug ("IND") Applications covering indicated uses for low-dose oral interferon alpha, including influenza, chronic cough, and hepatitis C virus infection.

Our funding strategy is to seek private placement and pharma partner funding to complete Phase 2 clinical studies for influenza, chronic cough in COPD patients, and hepatitis C; then to find large pharma partners to fund Phase 3 clinical studies and assist with the regulatory approval process in the United States and Europe.

Technology

Injectable interferon is FDA-approved to treat some neoplastic, viral and autoimmune diseases. Many patients experience moderate to severe side effects that result in discontinuance of injectable interferon therapy. Our main product is a natural human interferon alpha delivered into the oral cavity as a lozenge in low (nanogram) doses. The lozenge dissolves in the mouth where interferon binds to surface (mucosal) cells in the mouth and throat resulting in stimulation of immune mechanisms. Orally delivered interferon has been shown to activate hundreds of immune system genes in the peripheral blood. Human studies have shown that oral interferon is safe and effective against viral and autoimmune diseases. Oral interferon is given in concentrations 10,000 times less than that usually given by injection. The Company's low dose formulation results in almost no side effects; high dose injectable interferon causes adverse effects in at least 50% of recipients.

Governmental or FDA approval is required for our principal products. Our progress toward approval is discussed under each specific indication, below.

Influenza

Influenza, commonly referred to as the flu, is an infectious disease caused by RNA viruses of the family Orthomyxoviridae that affects birds and mammals. The most common symptoms of the disease are chills, fever, sore throat, muscle pains, severe headache, coughing, weakness/fatigue and general discomfort. Influenza spreads around the world in seasonal epidemics, resulting in the deaths of between 250,000 and 500,000 people every year, up to millions in some pandemic years. On average 41,400 people died each year in the United States between 1979 and 2001 from influenza. Two publications in the April 2009 issue of the Journal of Virology report that interferon placed in the nose of guinea pigs or ferrets significantly suppresses replication of influenza virus. These publications reinforce the Company's view that low-dose interferon is protective against influenza.

Further support of the efficacy of oral interferon against influenza was generated by The University of Western Australia in a Phase 2 clinical trial with 200 healthy volunteers during the 2009 winter cold/flu season in Australia. The study found that volunteers who took oral interferon had less severe cold/flu symptoms, compared to volunteers who received placebo. Publication of these results is pending.

In January 2011, CytoPharm, Inc., ABI's licensee for Taiwan and China, launched an influenza treatment study in Taiwan. Up to 60 patients being treated with Tamiflu for influenza A infection of less than 48 hours duration may be randomly assigned to co-treatment with oral IFN or placebo. The aim of the study is to examine whether the combination of oral IFN and Tamiflu is superior to Taimflu alone in the treatment of influenza illness.

Chronic Cough in COPD

COPD affects approximately 10% of the population over 40, is a growing problem, and is the 4th leading cause of death in the world. Chronic obstructive pulmonary disease (COPD) is a clinical condition with a progressive airflow limitation that is poorly reversible and characteristic of chronic bronchitis and emphysema. The causes of COPD include tobacco smoke, occupational dusts, chemicals, vapors and environmental pollutants. COPD is estimated to affect more that 600 million people worldwide. There are no effective therapies for emphysema, nor are there efficient clinical management strategies.

Data from a Phase 2 clinical study at Texas Tech University shows that treatment with oral interferon leads to a rapid and significant reduction in the cough associated with idiopathic pulmonary fibrosis (IPF), resulting in improved quality of life. Blinded, controlled studies in the US and Canada showed that oral interferon relieves chronic coughing in horses with COPD-like disease. A proof-of-concept study of low-dose oral interferon as treatment of chronic cough is ongoing at Texas Tech University. This clinical study is a Phase 2, randomized, double-blind, placebo-controlled, parallel trial in which 40 eligible volunteers with IPF- or COPD-associated chronic cough will be randomly assigned to one of two groups in equal numbers to receive either oral interferon or placebo lozenges. Treatment will be given three times daily for 4 weeks, and patients will be followed for 4 weeks post-treatment to assess durability of response. The study will evaluate the ability of oral interferon to reduce the frequency and severity of chronic cough, compared to placebo.

Hepatitis C

ABI's licensee CytoPharm, Inc. is funding an ongoing Phase 2 study of oral interferon treatment of hepatitis C virus-infected patients in Taiwan. The study is exploring the ability of oral interferon to reduce virologic relapse in patients who have completed standard therapy with pegylated interferon plus Ribavirin. Up to 50% of patients with certain genotypes of HCV relapse after receiving standard therapy, so reducing this relapse rate will represent a major breakthrough in the management of HCV. Completion of the study is expected by the end of 2011 with final results to be available in early 2012. Enrollment was completed in 2010 with 167 subjects.

 Strategic Alliance with HBL

Hayashibara Biochemical Laboratories, Inc. ("HBL") was established in 1970 to engage in research and development. It is a subsidiary of Hayashibara Company, Ltd., a privately-owned Japanese holding corporation with diversified subsidiaries. For more than 130 years, the Hayashibara Company, Ltd. and its predecessors have been applying microbiological technology to the starch industry for the production of maltose and other sugars.

In 1981, HBL established the Fujisaki Institute to accelerate development of industrial methods for the production of biologics and to sponsor clinical trials for such products. In 1985, HBL built the Fujisaki Cell Center to support basic research. In 1987, HBL successfully accomplished the mass production of human cells in an animal host by producing human cells in hamsters. This made it possible to economically produce a natural form of human interferon alpha and other biologics. HBL also has developed and obtained patents for technology relating to the production of interferon alpha-containing lozenges by which the stability of the interferon alpha activity can be maintained for up to 24 months at room temperature and up to five years if the product is refrigerated. We believe that the use of such lozenges gives us advantages over competitive technologies in terms of cost, taste and ease of handling. On March 13, 1992, we entered into a Joint Development and Manufacturing/Supply Agreement with HBL (the "Development Agreement"). Such Development Agreement was subsequently amended on January 17, 1996; May 10, 1996; and September 7, 2001. The current expiration date of the Development Agreement is March 12, 2014, at which time it will automatically renew for an additional three (3) years, unless the parties agree otherwise. Among other things, the Development Agreement provides us with a source of natural human interferon alpha for use in the Company's interferon alpha-containing products.

HBL is part of the Hayashibara Group of companies, which announced on February 2, 2011 on its website in Japan that it had filed a petition for corporate reorganization with the Tokyo District Court. In a letter to customers dated February 2, 2011, Mr. Hideki Matsushima, who has been appointed by the Tokyo District Court to be the provisional administrator of HBL, made the following statement, "We believe that we will be able to ensure a stable supply of our products, since we have been permitted by the Tokyo District Court to pay our debts to our suppliers related to the purchase of raw materials for our products, on the condition that our suppliers will continue to do business with us under the pre-existing payment terms and conditions." Based on this statement from Mr. Matsushima, ABI does not expect any disruption in the supply of interferon or ACM from HBL.

Strategic Alliance with Nobel

A licensing and supply agreement was executed in September 2004 with a Turkish pharmaceutical company, NOBEL ILAC SANAYII VE TICARET A.S., providing the rights to oral low-dose interferon-alpha for the treatment of Behcet's disease in Turkey and in Azerbaijan, Bosnia & Herzegovina, Bulgaria, Croatia, Georgia, Kazakhstan, Kyrghyzstan, Macedonia, Romania, Russia, Saudi Arabia, Slovenia, Tajikistan, Turkmenistan, Uzbekistan, and Federal Republic of Yugoslavia.

Strategic Alliance with Bumimedic

In January 2006, a license and distribution agreement was executed with Bumimedic (Malaysia) Sdn. Bhd, a Malaysian pharmaceutical company that is a part of the Antah HealthCare Group, to market our low-dose interferon (natural human IFN) in Malaysia. Bumimedic will seek registration for our natural human IFN and commence marketing the product after approval. The terms of the agreement call for Bumimedic to manufacture lozenges from bulk natural human IFN (supplied by Hayashibara Biochemical Laboratories); package the lozenges and distribute them to local hospitals, pharmacies and clinics in Malaysia. Pursuant to the agreement, the Company will receive a series of payments, in three stages: upon formal execution of the distribution agreement, upon regulatory approval, and upon production. The Company will also receive a royalty on the sale of the natural human IFN.

Strategic Alliance with CytoPharm
In November 2006, the Company entered into a License and Supply Agreement with CytoPharm, Inc., a Taipei, Taiwan-based biopharmaceutical company whose parent company is Vita Genomics, Inc., the largest biotech company in Taiwan, specializing in pharmacogenomics and is a specialty Clinical Research Organization. Under the terms of the Agreement, CytoPharm and its subsidiary will conduct all clinical trials, and seek to obtain regulatory approvals in both China and Taiwan (the "Territory") to launch our low dose oral interferon in the Territory for influenza and hepatitis B ("HBV") and hepatitis C ("HCV") indications. According to the Agreement, CytoPharm will make payments to the Company upon reaching certain milestones and will also pay royalties on low dose oral interferon sales in the Territory.

In March 2008, the Company entered into a Supply Agreement for Animal Health with CytoPharm, Inc. Under the terms of the Agreement, CytoPharm will conduct all clinical trials, and seek to obtain regulatory approvals in China and Taiwan (the "Territory") to launch our low dose oral interferon in the Territory for treatment of diseases and other healthcare applications of swine, cattle and poultry. CytoPharm will make payments to us upon reaching certain milestones and will also pay royalties on low dose oral interferon sales in the Territory.

Strategic Alliance with Intas Pharmaceuticals

On January 7, 2010, the Company entered into a License and Supply Agreement with Intas Pharmaceuticals Ltd., an India-based pharmaceutical company with three decades of experience in the healthcare industry and a global presence in 42 countries worldwide. Under the terms of the agreement, Intas will pay the Company a royalty on net sales in India and Nepal after marketing approval is obtained.

Strategic Alliance with Cadila Healthcare

On October 18, 2010, the Company entered into a License and Supply Agreement with Cadila Healthcare of Amedabad, India. The Company will supply anhydrous crystalline maltose to Cadila for sale as an active ingredient in nutraceutical and healthcare products for human consumption to relieve dry mouth in India and Nepal.

Strategic Alliance with Oasis Diagnostics

On January 12, 2011, the Company entered into a License and Supply Agreement with Oasis Diagnostics of Vancouver, WA. The Company will supply anhydrous crystalline maltose to Oasis for sale as an active ingredient in nutraceutical and healthcare products for human consumption to relieve dry mouth in China, Taiwan and the Americas.

Status of Relocation

The Company is open to evaluating relocation grants as one possible source of funding. At this time, we have no relocation commitments.

Patents and Proprietary Rights

Since inception, the Company has worked to build an extensive patent portfolio for low-dose orally administered interferon. This portfolio consists of patents with claims that encompass method of use or treatment, composition of matter and manufacturing. We presently own or license five patents related to low-dose orally delivered interferon and one issued patent on our dietary supplement. Our owned and licensed patents are listed below:

Patents with Method of Treatment Claims for Interferon Alpha

1.     "TREATMENT OF AUTOIMMUNE DISORDERS WITH ORAL INTERFERON" as described and claimed in U.S. Patent No. 5,846,526 issued December 1998, Licensed. Expiration: December 2015.

2.     "TREATMENT OF FIBROMYALGIA WITH LOW DOSE INTERFERON" as described and claimed in U.S. Patent No. 6,036,949 issued March 2000, Owned. Expiration: March 2018.

3.      "INTERFERON-ALPHA MEDIATED UPREGULATION OF AQUAPORIN EXPRESSION" as described and claimed in U.S. Patent No. 6,506,377 issued January 2003, Owned. Expiration: November 2019.

Patents with Formulation Claims

4.      "SEMI-SOLID PHARMACEUTICAL AGENT AND PROCESS TO PRODUCE THE SAME" as described and claimed in U.S. Patent No. 5,489,577 issued February 1996, Licensed. Expiration: June 2013.

5.      "INTERFERON DOSAGE FORM AND METHOD THEREFOR" as described and claimed in U.S. Patent No. 6,372,218 B1 issued April 2002, Licensed. Expiration: April 2019.

6.      "COMPOSITION AND METHOD FOR PROMOTING ORAL HEALTH" as described and claimed in U.S. Patent No. 6,656,920 B2 issued December 2003, Owned. Expiration: April 2021.

There are no current patent litigation proceedings involving us.

Publishing

A manuscript by Lutherer and others titled "Low-dose oral interferon ? possibly retards the progression of idiopathic pulmonary fibrosis and alleviates associated cough in some patients" was published online in Thorax in September 2010. This study showed that interferon lozenges supplied by ABI reduced chronic cough and appeared to slow the progression of disease in patients with idiopathic pulmonary fibrosis, a fatal lung scarring disease.

A manuscript by Razzuoli and other titled, "Clinical chemistry parameters of piglets at weaning are modulated by an oral, low-dose interferon-alpha treatment" was published in Veterinary Research Communications in June 2010. This study showed the ability of orally administered interferon to reduce the stress of early weaning on piglets.

Cost of Compliance with Environmental Regulations

We incurred no costs to comply with environment regulations in 2010.

Competition

The pharmaceutical industry is an expanding and rapidly changing industry characterized by intense competition. We believe that our ability to compete will be dependent in large part upon our ability to continually enhance and improve our products and technologies. In order to do so, we must effectively utilize and expand our research and development capabilities and, once developed, expeditiously convert new technology into products and processes, which can be commercialized. Competition is based primarily on scientific and technological superiority, technical support, availability of patent protection, access to adequate capital, the ability to develop, acquire and market products and processes successfully, the ability to obtain governmental approvals and the ability to serve the particular needs of commercial customers. Corporations and institutions with greater resources than us may, therefore, have a significant competitive advantage. Our potential competitors include entities that develop and produce therapeutic agents for treatment of human and animal disease. These include numerous public and private academic and research organizations and pharmaceutical and biotechnology companies pursuing production of, among other things, biologics from cell cultures, genetically engineered drugs and natural and chemically synthesized drugs. Almost all of these potential competitors have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than us. Our competitors may succeed in developing products or processes that are more effective or less costly than any that may be developed by us or that gain regulatory approval prior to our products. We also expect that the number of competitors and potential competitors will increase as more interferon alpha products receive commercial marketing approvals from the FDA or analogous foreign regulatory agencies. Any of these competitors may be more successful than us in manufacturing, marketing and distributing its products. There can be no assurance that we will be able to compete successfully.

United States Regulation

Before products with health claims can be marketed in the United States, they must receive approval from the FDA. To receive this approval, any drug must undergo rigorous preclinical testing and clinical trials that demonstrate the product candidate's safety and effectiveness for each indicated use. This extensive regulatory process controls, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, approval, advertising, promotion, sale, and distribution of pharmaceutical products.

In general, before any ethical pharmaceutical product can be marketed in the United States the process typically required by the FDA:

•	preclinical laboratory and animal tests;
•	submission of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;
•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use;
•	pre-approval inspection of manufacturing facilities and selected clinical investigators;
•	Submission of a New Drug Application (NDA) to the FDA; and
•	FDA approval of an, or NDA, or of an NDA supplement (for subsequent indications or other modifications, including a change in location of the manufacturing facility).

Preclinical Testing

In the United States, drug candidates are tested in animals until adequate proof of safety and efficacy is established. These preclinical studies generally evaluate the mechanism of action and pharmacology of the product and assess the potential safety and efficacy of the product. Tested compounds must be produced according to applicable current good manufacturing practice (cGMP) requirements and preclinical safety tests must be conducted in compliance with FDA and international regulations regarding good laboratory practices (GLP). The results of the preclinical tests, together with manufacturing information and analytical data, are generally submitted to the FDA as part of an investigational new drug application, or IND, which must become effective before human clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA requests an extension or raises concerns about the conduct of the clinical trials as outlined in the application. If the FDA has any concerns, the sponsor of the application and the FDA must resolve the concerns before clinical trials can begin. Regulatory authorities may require additional preclinical data before allowing the clinical studies to commence or proceed from one Phase to another, and could demand that the studies be discontinued or suspended at any time if there are significant safety issues. Furthermore, an independent institutional review board, or IRB, for each medical center proposing to participate in the conduct of the clinical trial must review and approve the clinical protocol and patient informed consent form before the center commences the study.

Clinical Trials

Clinical trials for new drug candidates are typically conducted in three sequential phases that may overlap. In Phase 1, the initial introduction of the drug candidate into human volunteers, the emphasis is on testing for safety or adverse effects, dosage, tolerance, metabolism, distribution, excretion, and clinical pharmacology. Phase 2 involves studies in a limited patient population to determine the initial efficacy of the drug candidate for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. Once a compound shows evidence of effectiveness and is found to have an acceptable safety profile in Phase 2 evaluations, pivotal Phase 3 trials are undertaken to more fully evaluate clinical outcomes and to establish the overall risk/benefit profile of the drug, and to provide, if appropriate, an adequate basis for product labeling. During all clinical trials, physicians will monitor patients to determine effectiveness of the drug candidate and to observe and report any reactions or safety risks that may result from use of the drug candidate. The FDA, the IRB, or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk.

The data from the clinical trials, together with preclinical data and other supporting information that establishes a drug candidate's safety, are submitted to the FDA in the form of a new drug application, or NDA, or NDA supplement (for approval of a new indication if the product candidate is already approved for another indication). Under applicable laws and FDA regulations, each NDA submitted for FDA approval is usually given an internal administrative review within 45 to 60 days following submission of the NDA. If deemed complete, the FDA will "file" the NDA, thereby triggering substantive review of the application. The FDA can refuse to file any NDA that it deems incomplete or not properly reviewable. The FDA has established internal substantive review goals of six months for priority NDA's (for drugs addressing serious or life threatening conditions for which there is an unmet medical need) and ten months for regular NDA's. The FDA, however, is not legally required to complete its review within these periods, and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, is not typically an actual approval, but an "action letter" that describes additional work that must be done before the NDA can be approved. The FDA's review of a NDA may involve review and recommendations by an independent FDA advisory committee. The FDA may deny approval of an NDA or an NDA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or an additional pivotal Phase 3 clinical trial. Even if such data are submitted, the FDA may ultimately decide that the NDA or NDA supplement does not satisfy the criteria for approval.

Data Review and Approval

Substantial financial resources are necessary to fund the research, clinical trials, and related activities necessary to satisfy FDA requirements or similar requirements of state, local, and foreign regulatory agencies. It normally takes many years to satisfy these various regulatory requirements, assuming they are satisfied. Information generated in this process is susceptible to varying interpretations that could delay, limit, or prevent regulatory approval at any stage of the process. Accordingly, the actual time and expense required to bring a product to market may vary substantially. We cannot assure you that we will submit applications for required authorizations to manufacture and/or market potential products or that any such application will be reviewed and approved by the appropriate regulatory authorities in a timely manner, if at all. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations, which could delay, limit, or prevent regulatory approval. Success in early stage clinical trials does not ensure success in later stage clinical trials. Even if a product candidate receives regulatory approval, the approval may be significantly limited to specific disease states, patient populations, and dosages, or have conditions placed on them that restrict the commercial applications, advertising, promotion, or distribution of these products.

Once issued, the FDA may withdraw product approval if ongoing regulatory standards are not met or if safety problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs. The FDA may also request additional clinical trials after a product is approved. These so-called Phase 4 studies may be made a condition to be satisfied after a drug receives approval. The results of Phase 4 studies can confirm the effectiveness of a product candidate and can provide important safety information via the FDA's voluntary adverse drug reaction reporting system. Any products manufactured or distributed by us pursuant to FDA approvals would be subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements. If our present or future suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug. Furthermore, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

The FDA closely regulates the marketing and promotion of drugs. Approval may be subject to post-marketing surveillance and other record keeping and reporting obligations, and involve ongoing requirements. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the product's labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturers' communications on the subject of off-label use.

505(b)(2)

The traditional approval process for New Drugs is set out in Section 505(b)(1) of the Federal Food, Drug, and Cosmetic Act. An alternative path to FDA approval is for new or improved formulations of previously approved products. This alternative path, established by section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, permits the applicant to rely on certain preclinical or clinical studies conducted for an approved product as some of the information required for approval and for which the applicant has not obtained a right of reference. The FDA may also require companies to perform additional studies to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the indications for which the referenced product was approved, as well as for any new indications sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA's Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is valid or will not be infringed by the new product. If the applicant does not challenge the listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. These, very limited, circumstances are (i) an inability to supply the drug in sufficient quantities or (ii) a situation in which a new formulation of the drug has shown superior safety or efficacy. This exclusivity, however, also could block the approval of our product for seven years if a competitor obtains earlier approval of the same drug for the same indication.

Foreign Regulation

In addition to regulations in the United States, a variety of foreign regulations govern clinical trials and commercial sales and distribution of products in foreign countries. Whether or not the Company obtains FDA approval for a product, the Company must obtain approval of a product by the comparable regulatory authorities of foreign countries before the Company can commence clinical trials or market the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, the Company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all EU member states. This authorization is a marketing authorization application ("MAA"). The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure ("MRP").

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our investigational drugs or approval of new diseases for our existing products and could also increase the cost of regulatory compliance. It is not possible to predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

Research and Development

During the years ended December 31, 2010 and 2009, the Company incurred research and development expenses of $433,357 and $464,789 respectively. Research and development is expected to remain a significant component of the Company's business. The Company has arranged for others, at their cost, to perform clinical research and intends to continue to do so while utilizing its staff for monitoring such research.

Employees

The Company has 3 full-time employees and 1 part-time employee based in Amarillo, Texas. Of these employees, 3 are executive officers and 1 works in administrative and research and development capacities. Consultants in business and research development are also engaged as needed.

DESCRIPTION OF PROPERTY

Our executive and administrative offices are located at 4134 Business Park Drive, Amarillo, Texas in a 1,800 square-foot facility rented by us. The lease expires on June 30, 2011 and our monthly rent is $1,025 per month. We believe that the facilities are well maintained and generally suitable and adequate for our current and projected operating needs.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. As of the date of this prospectus, we were not aware of any such legal proceedings or claims against us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our financial statements and the notes thereto and also with the Description of Business section of this prospectus which appear elsewhere in this report. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors. Readers should also carefully review factors set forth in other reports or documents that we file from time to time with the Securities and Exchange Commission.

Overview

The Company continues to engage in research and development activities focused on developing biologics for the treatment of human and animal diseases. The Company has not commenced any significant product commercialization and, until such time, we will not generate significant product revenues. However, a license deal with a large pharmaceutical partner may provide sufficient capital to fund FDA approval and marketing launch of low-dose oral interferon technology. Our accumulated deficit has decreased, from $35,318,939 at December 31, 2009 to $34,816,827 at December 31, 2010. Operating losses are expected to continue for the foreseeable future and until such time as the Company is able obtain a large pharmaceutical partner or attain sales levels sufficient to support operations.

In 2011 we will continue research and development activities, as well as the activities necessary to develop commercial partnerships and licenses. Expenditure of financial resources in 2011 will fall principally into five broad categories, as follows: Research and Development; Personnel; Consulting and Professional (except legal and accounting); Legal and Accounting; and Public Relations, Investor Relations and Shareholder Relations.

Equity Funding. In January 2008, we completed a private placement by selling 1,000 shares of Series A convertible preferred stock for $1,000 per share in a private placement offering; generating gross proceeds of $1,000,000 and net proceeds of $793,793. The convertible preferred stock was convertible into 4,000,0000 shares of common stock. The investor also received five year warrants to purchase 4,000,000 shares of common stock at $0.30 per share. The investment banker was paid a commission of $80,000 plus received five year warrants to purchase 640,000 shares of common stock at $0.30 per share.

The Series A preferred shareholder was paid $77,903 (10% annualized return) of stock dividends during 2008. A total of 437,273 shares were issued at $0.09 to $0.27 per share. The preferred shareholder converted all the outstanding preferred stock into 4,000,000 shares of common stock at $0.25 per share in three stages on October 15, 17 and 20, 2008. Currently there is no preferred stock outstanding and no future dividends required to be paid relating to this funding deriving from this issue. The warrant anti-dilution provisions were triggered on November 21, 2008 when private placement shares were sold for $0.10 per share. Holders of the 4,640,000 warrants issued received 9,280,000 additional warrants. Total warrants were increased by a factor of three and the exercise price reduced from $0.30 to $0.10 per share.

In addition to the January 2008 private placement, we sold 1,160,000 unregistered shares of common stock for $0.10-$0.25 per share. Net proceeds from private placement sales of common stock totaled $121,000 after payment of $10,000 in commissions and finder's fees. Directors, officers and consultants purchased 188,404 shares of common stock for $0.10 per share for cash generating $18,841. Officers and consultants also received 702,439 shares of common stock for $0.06-$0.33 per share in lieu of $186,311 of salaries and services.

In the first quarter of 2009, the Company sold 3,050,000 unregistered shares of common stock for $0.10 per share plus 3,050,000 3-year warrants with $0.20 exercise price and 500,000 unregistered shares of common stock for $0.10 per share plus 500,000 3-year warrants with $0.10 exercise price. Net proceeds from private placement stock sales totaled $320,000 after payment of $35,000 in commissions and finder's fees. A consultant purchased 62,500 shares at $0.08 per share for $5,000 cash. Equity funding net of commissions and finder's fees totaled $325,000.

In the second quarter of 2009, the Company sold 2,320,290 unregistered shares of common stock for $0.10 per share plus 2,280,000 3-year warrants with $0.10 exercise price. Net proceeds from private placement stock sales totaled $227,029 after payment of $5,000 in finder's fees. An officer was paid 419,367 shares of common stock in lieu of $41,937 of salary. Two investment bankers exercised 395,156 cashless warrants at $0.10 per share and received 183,375 shares of common stock.

In the third quarter of 2009, the Company sold 1,507,060 unregistered shares of common stock for $0.10 per share plus 1,507,060 3-year warrants with $0.10 exercise price. Net proceeds from private placement stock sales totaled $147,706 after payment of $3,000 in finder's fees. An officer was paid 50,443 shares of common stock in lieu of $9,836 of salary. Two consultants were issued 25,000 and 20,550 shares of registered common stock for $4,875 and $5,343 of services respectively. An officer was paid 408,486 shares of the Company's registered common stock, pursuant to the Amended and Restated 2008 directors, Officers, and Consultants Stock Purchase Plan in payment of $35,458 of accrued and unpaid salary due and owing for pay periods running from February 15, 2009, through May 31, 2009, inclusive. Four investment bankers exercised 1,076,842 cashless warrants at $0.10 per share and received 602,479 shares of common stock.

In the fourth quarter of 2009, the Company sold 600,000 unregistered shares of common stock for $0.10 per share together with 600,000 warrants with 3-year term and exercisable at $0.10 per share. Net proceeds from private placement stock sales totaled $60,000. Four consultants were issued 512,002 registered shares and 263,889 unregistered shares of common stock for $103,951 and $47,500 of services, respectively. In November 2009, the Board approved an incentive to encourage option and warrant holders ("Holders") to exercise their options or warrants. Holders were allowed, for a limited time, to exercise up to one-third of the options or warrants they held, at an exercise price of $0.10 per share and, for each option or warrant so exercised, two additional options or warrants were converted to cashless options or warrants, and deemed exercised immediately on a cashless basis with an exercise price of $0.10. The Company recognized $84,148 of expense related to option and warrant modifications described above.

The activity resulting from the exercise of warrants under this incentive is as follows:

	Options/Warrants Exercised	Reserved Common Stock Returned to Treasury	Common Stock Issued	Net Cash to Company
Options	2,079,008	733,410	1,345,598	$ 69,322
Warrants	3,244,990	1,072,674	2,172,316	$100,500
Total	5,323,998	1,806,084	3,517,914	$169,822

All results for the period after December 31, 2009 are unaudited. In the first quarter of 2010, the Company sold 1,060,000 unregistered shares of common stock for $0.10 per share plus 1,060,000 3-year warrants with $0.10 exercise price. Net proceeds from private placement stock sales totaled $103,000 after payment of $3,000 in commissions. The Board extended incentives encouraging option and warrant holders to exercise options and warrants until January 22, 2010. An officer and a consultant exercised 82,000 options at $0.10 per share to purchase 82,000 shares of unregistered common stock. The officer and consultant also exercised a total of 163,000 cashless options at $0.10 per share resulting in the issuance of 70,258 unregistered shares of common stock with 92,742 shares of common stock previously held in reserve for options returned to the Treasury. The incremental fair value of the option exercise inducement was $4,456, which was recognized as an expense. Net proceeds from the private placement stock sales and option exercises totaled $111,200 during the first quarter of 2010. Two consultants were issued 135,814 registered shares and 10,000 unregistered shares of common stock for $18,080 and $1,050 of services, respectively.

In the second quarter of 2010, the Company sold 1,075,000 unregistered shares of common stock for $0.10 per share plus 1,075,000 3-year warrants with $0.10 exercise price. Net proceeds from private placement stock sales totaled $99,000 after payment of $8,500 in commissions. One consultant was issued 90,343 shares of common stock in exchange for $8,630 of services.

In the third quarter of 2010, the Company sold 2,000 unregistered shares of common stock for $0.10 per share plus 2,000 3-year warrants with $0.10 exercise price. Net proceeds were $200. The Company sold a total of 950 shares of Series 2010-A 10% Convertible Preferred Stock. Net proceeds totaled $85,500 after $9,500 of brokerage commissions. The preferred stock is convertible into 950,000 shares of restricted common stock. One consultant was issued 79,856 shares of common stock in exchanges for $4,916 of services.

In the fourth quarter of 2010, the Company sold 550 unregistered shares of preferred stock for $100 per share, convertible to 550,000 shares of common stock. Net proceeds from preferred stock sales total $49,500 after payment of $5,500 in finder's fees. Two consultants purchased 2,922,143 shares of restricted common stock, pursuant to the Amended and Restated 2008 Directors, Officers, and Consultants Stock Purchase Plan. Another 3,250,000 shares of restricted common stock were purchased by a director, pursuant to the Amended and Restated 2009A Officers, Directors, Employees and Consultants Nonqualified Stock Option Plan.

In the first quarter of 2011, the Company sold 200 unregistered shares of preferred stock for $100 per share, convertible to 200,000 shares of common stock with a $.10 conversion price. Net proceeds from preferred stock sales total $18,000 after payment of $2,000 in finder's fees.

Results of Operations for the Quarter Ended March 31, 2011 as Compared to the Quarter Ended March 31, 2010

Revenues. During the quarter ended March 31, 2011, $1,320 from dietary supplement sales was generated compared to $96 for the quarter ended March 31, 2010, an increase of $1,224 (1275%). During the quarter ended March 31, 2011, $1,400 of ACM sales was generated compared to no ACM sales for the quarter ended March 31, 2010, an increase of $1,400 (100%).

Research and Development Expenses. Research and development expenses of $86,945 were incurred for the quarter ended March 31, 2011, compared to $101,288 for the quarter ended March 31, 2010, a decrease of $14,343 (14%). The decrease was mostly because oral warts, influenza and hepatitis C costs and personnel costs were lower in the first quarter of 2011. The oral warts in HIV+ patients and influenza studies were mostly completed in 2009.

Selling, General and Administrative Expenses. Selling, general and administrative expenses of $111,224 were incurred for the first quarter in 2011, compared to $175,162 for the first quarter of 2010, a decrease of $63,938 (37%). Most of this decrease was due to lower salaries, Black-Scholes option expense, PR/IR, insurance and stock grants than in the first quarter of 2011.

Change in Fair Value of Derivative Instruments. Change in fair value of derivative instruments was realized as a $610 loss in the first quarter of 2011 compared to $63,733 gain in the first quarter of 2010. Derivative liabilities increased $610 from December 31, 2010 to March 31, 2011.

Other Income. During the three-month period ended March 31, 2011, $300 interest and other income was generated compared to no interest and other income for the three-month period ended March 31, 2010.

Net Operating Loss. In the three-month period ended March 31, 2011, the Company's net operating loss was $196,880 compared to a net operating loss for the three-month period ended March 31, 2010 of $276,411, a $79,531 (29%) reduction. The operating loss was lower mostly because the $63,938 (37%) reduction in Selling, General and Administrative expenses.

Net Loss. In the three-month period ended March 31, 2011, the Company's net loss was $220,253 compared to a net loss for the three-month period ended March 31, 2010 of $235,447 a $15,194 (6%) reduction. The operating loss was lower mostly because of the derivative liabilities decrease, due to a return of 12,000,000 warrants to the Company in December 2010.

Liquidity Needs: On March 31, 2011, the Company had available $1,539 cash and had a working capital deficit (current assets less current liabilities) of $3,685,197. Current liabilities include two $1 million notes, $773,486 of accrued interest and $78,360 of accrued expenses owed to Hayashibara Biochemical Laboratories, Inc. (HBL), and $220,000 of notes, and $426 of accrued interest owed to Paul Tibbits. Accrued payroll and vacation expenses owed mostly to officers is $385,021. Derivative liabilities from warrants with embedded variable features valued at $60,394 are also included in the working capital deficit. That leaves approximately $307,657 of accounts payables and accrued expenses in the working capital deficit.

Results of Operations for the Year Ended December 31, 2010 as Compared to the Year Ended December 31, 2009

Revenues. During the fiscal year ended December 31, 2010, $5,150 from product sales, sublicense fees and royalties was generated compared to $52,254 for the fiscal year ended December 31, 2009, a decrease of $47,104 or approximately 90%. The difference was mostly because no sublicense fees or royalties were earned in 2010 compared to $50,274 for 2009.

Selling, General and Administrative Expenses. We were successful in cutting costs in 2010. Selling, General and Administrative expenses were reduced from $1,202,702 for the fiscal year ended December 31, 2009 to $638,164 for the fiscal year ended December 31, 2010, a cost savings of $564,538 or approximately 47%. This was mostly because employee and director expenses were lower by $445,982 (58%) and option-warrant inducement expense was lower by $79,691 (95%) in 2010.

Research and Development Expenses. Research and Development expenses of $433,357 were incurred for the fiscal year ended December 31, 2010, compared to $464,789 for the fiscal year ended December 31, 2009, a decrease of $31,432 or approximately 7%. The decrease was mostly due to $18,114 (53%) lower clinical trial costs for oral warts in HIV+ patients and $25,157 (7%) lower R&D personnel costs in 2010.

Net Income (Loss). Net income for the fiscal year ended December 31, 2010 was $506,312 compared to a net loss of $2,971,207 for the fiscal year ended December 31, 2009, an increase of $3,477,519 or approximately 117%. The increase in net income was mostly a $2,908,733 increase in derivative gains from $(1,240,397) in 2009 to $1,668,336 in 2010. This resulted from a Director assigning 12 million warrants to the Company for $200,000 and eliminating $1,868,336 of derivative liabilities associated with the warrants. Net income applicable to common shareholders for the fiscal year ended December 31, 2010 was $502,112 compared to a net loss of $2,971,207 for the fiscal year ended December 31, 2009, a change of $3,473,319 (117%). Net income applicable to common shareholders in 2010 included $4,200 of stock dividends for preferred stock shareholders.

Liquidity and Capital Resources

At December 31, 2010, we had available cash of $4,332, and had a working capital deficit of $3,489,427. This includes $257,173 of accrued salaries to officers; $2,751,294 from loans ($2,000,000) and accrued interest ($751,294 from HBL); a $200,000 loan from a Director, and $59,784 of derivative liabilities to account for warrants issued to an institutional investor. Negative cash flow from operating activities plus equipment purchases, software purchases and patent filings (burn rate) is approximately $50,000 per month. Continued losses and lack of liquidity indicate that we may not be able to continue as a going concern for a reasonable period of time. The ability to continue as a going concern is dependent upon several factors including, but not limited to, the ability to generate sufficient cash flow to meet obligations on a timely basis, obtain additional financing and continue to obtain supplies and services from vendors.

We will need to raise additional funds in order to fully execute our 2011 Plan. We are presently negotiating with human and animal health commercial development partners in various regions of the world. We believe that one or more of these agreements will be executed during 2011. These agreements could generally include provisions for the commercial partner to pay us a technology access fee, could include payments for a portion of the clinical trial expenses, could include payment obligations to us upon the accomplishment of certain defined tasks and/or could provide for payments relating to the future sales of commercial product. These agreements could be an important source of funds. However, there can be no assurance that we will be successful in obtaining additional funding from human health commercial development partners, institutional or private investors. If we are not successful in raising additional funds, we will need to significantly curtail clinical trial expenditures and to further reduce staff and administrative expenses and may be forced to cease operations.

Total outstanding current liabilities were approximately $1.36 million (27%) lower at the end of 2010 with approximately $3.63 million at December 31, 2010, as compared to approximately $4.99 million at December 31, 2009. Derivative liabilities associated with warrants issued in 2008 decreased approximately $1.87 million December 31, 2009 to December 31, 2010. Liabilities, excluding derivative liabilities, increased approximately $511,000, which included a $200,000 loan from a director and an increase of approximately $100,000 in accrued salaries to officers.

CRITICAL ACCOUNTING POLICIES

Critical Accounting Policies

We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our financial statements:

Accounting for Stock-Based Compensation

Stock based compensation expense is recorded in accordance with Financial Account Standards Board Accounting Standards Codification ("FASB ASC") Topic 718, Share-Based Payment, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

Accounting for Warrants with Embedded Derivative Feature

In accordance with Financial Account Standards Board Accounting Standards Codification ("FASB ASC") Topic 815, the Company reclassified warrants with embedded derivative feature (full-ratchet anti-dilution provision) to liabilities at fair value on January 1, 2009 and reported the change in fair value of the warrants for 2010 and 2009 as a component of other income.

Patents and Patent Expenditures

AMAR holds patent license agreements and holds patents that are owned by the Company. All patent license agreements remain in effect over the life of the underlying patents. Accordingly, the patent license fee is being amortized over 15-17 years using the straight-line method. Patent fees and legal fees associated with the issuance of new owned patents are capitalized and amortized over 15-17 years.

Long-lived Assets

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

Revenue Recognition

Dietary supplement and interferon sales

Revenues for the dietary supplement sales are recognized when an arrangement exists, the price is fixed and it has been determined that collectability is reasonably assured. This generally occurs at the point when the goods are shipped to the customer.

Sublicense fee revenue

Sublicense revenue is calculated based on fees relating to a license. Amarillo recognizes revenue on these sublicense fees in the month the revenue is generated by the licensee.

Royalty revenue

Royalty revenue is calculated based on royalty fees as a percent of net sales relating to a license. Amarillo recognizes revenue on these royalty payments in the year the revenue is generated by the licensee. HBL reported no sales of Bimron to Bio Vet for 2010. Royalty revenue of $1,479 was reported in the year ended December 31, 2009 for HBL sales of Bimron to BioVet.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the Over-the-Counter Bulletin Board ("OTC.BB") under the symbol "AMAR." The following table sets forth the range of high and low bid prices of our common stock as reported and summarized on the OTC.BB for the periods indicated. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter	High Bid	Low Bid
2009 First Quarter	$0.10	$0.0401
2009 Second Quarter	$0.21	$0.0511
2009 Third Quarter	$0.30	$0.142
2009 Fourth Quarter	$0.28	$0.145
2010 First Quarter	$0.208	$0.091
2010 Second Quarter	$0.1398	$0.06
2010 Third Quarter	$0.09	$0.03
20 10 Fourth Quarter	$0.13	$0.03
2011 First Quarter*	$0.13	$0.063
2011 Second Quarter*	$0.0935	$0.06
* As of June 1, 2011.

On June 1, 2011, the last sale price reported on the OTC Bulletin Board for our common stock was $0.065 per share.

The Company issued common stock in 2010 and 2009 as follows:

Common Stock Issued in 2010	Shares	Issue Price	Net Price
Private placements - cash	2,137,000	$0.10	$202,200
Directors, officers, consultants plan - cash	2,922,143	0.031-0.04	102,215
Directors, officers, consultants plan - accrued salaries	162,884	0.07	11,402
Directors, officers, consultants plan- services	481,938	0.04-0.16	41,202
Options exercised - cash	3,332,000	0.04-0.10	138,200
Options exercised - cashless	70,258	0.10	-
Total Common Stock Issued in 2010	9,106,223	$0.031-0.16	$495,219

Common Stock Issued in 2009	Shares	Issue Price	Net Price
Private placements - cash	7,977,350	$0.10	$754,735
Directors, officers, consultants plan - cash	62,500	0.08	5,000
Directors, officers, consultants plan - accrued salaries	1,877,715	0.05-0.20	157,619
Directors, officers, consultants plan - services	1,866,291	0.06-0.26	232,127
Options exercised - cash	1,774,889	0.10	169,822
Options exercised - cashless	2,528,879	0.10	-
Total Common Stock Issued in 2009	16,087,624	$0.05-0.26	$1,319,303

During the years ended December 31, 2010 and 2009, finder's fees paid related to private placements of stock totaled $11,500 and $50,667 respectively, and are deducted from the paid in excess of par capital account on the balance sheet.

We use the services of American Stock Transfer and Trust Company as our transfer agent.

Penny Stock Rules

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized for issuance which is issuable in series.

The Board of directors authorized the issuance of up to 10,000 shares of Series 2010-A 10% Convertible Preferred Stock on July 29, 2010. Each preferred share is convertible into 1,000 common shares ($100 stated value per share divided by $0.10). Dividends are payable quarterly at 10% per annum in cash or stock at the option of the preferred stock Holder. Stock dividend payments are valued at the higher of $0.10 per share of common stock or the average of the two highest volume weighted average closing prices for the 5 consecutive trading days ending on the trading day that is immediately prior to the dividend payment date. During 2010, a total of 1,500 shares of Series 2010-A 10% Convertible Preferred Stock were issued to a Director. Net proceeds totaled $135,000 after $15,000 of brokerage commissions. The preferred stock is convertible into 1,500,000 shares of restricted common stock. In 2010, the Company recorded $4,200 of dividends related to the preferred stock outstanding. Of this amount, $1,228 was paid on November 2, 2010 and $2,972 was unpaid as of December 31, 2010.

Stock Options and Warrants

During 2010, 13,750,000 options were issued to consultants, advisors, directors, employees and two former employees, and we recognized $127,693 of expense related to these options. During 2009, 2,650,000 options were issued to consultants, directors and employees, and we recognized $201,124 of expense related to these options.

We recognized $112,874 in 2010 and $284,871 in 2009 of employee options expense, related to previously issued options. No more costs remain to be recognized for these options.

Directors, officers and consultants exercised 245,000 options in 2010 and 2,079,008 options in 2009 via an incentive program. See "Stock Option and Warrant Exercise Incentive" below for more details about 2009 & 2010 stock option and warrant exercises.

A director exercised 3,250,000 options at $0.04 per share in 2010. Net proceeds were $130,000.

A summary of the Company's stock option activity and related information for the years ended December 31, 2010 and 2009 is as follows:

	2010		2009
	Options	Price	Options	Price
Outstanding Beg. of Year	6,603,404	$0.10-0.87	8,882,412	$0.10-0.87
Granted	13,750,000	0.04-0.11	2,650,000	0.13-0.18
Cancelled/Expired	(12,171,667)	0.04-0.40	(2,850,000)	0.13-0.72
Exercised	(3,495,000)	0.04-0.10	(2,079,008)	0.10
Outstanding End of Year	4,686,737	0.04-0.87	6,603,404	0.10-0.87
Exercisable End of Year	4,686,737	0.04-0.87	5,803,404	0.10-0.87

Options reserved for the Director, employee and consultant stock option plan but not issued (17,050,000) are not included in the table above. This stock may be utilized for other purposes if not used for the plans. The weighted-average remaining contractual life of the options is 2.64 years.

In 2008, the Company sold preferred stock with attached warrants. As of December 31, 2009, there were 12,447,999 of these warrants outstanding. These warrants contain an anti-dilution ratchet provision. The Company is at risk of triggering the warrant anti-dilution provisions in the future if stock is sold below $0.10 per share to any non-exempt parties. Holders of options and warrants prior to January 8, 2008 plus officers, directors and consultants under stock plans approved by outside board of director members are exempt from the anti-dilution provisions. In 2010, a Director of the Company purchased 12,000,000 of these warrants from the holder, along with their outstanding shares of stock in the Company, for $200,000. In December 2010, the Company agreed to buy the 12,000,000 warrants from the Director for $200,000. A verbal agreement was reached for the purchase price, with interest at 0.43% per annum in December 2010, which was formally executed as a promissory note in January 2011.The warrants were retired due to the purchase by the Company. As of December 31, 2010, 447,999 of the warrants with the anti-dilution provision remained outstanding.

During 2009, 7,877,350 warrants were issued together with private placement sales of 7,877,350 shares of stock. During 2010, 2,137,000 warrants were issued together with private placement sales of 2,137,000 shares of stock. The total purchase price for private placement stock and warrants was recognized as the cost to purchase the stock.

In 2009, investors exercised 1,472,001 cashless warrants at $0.10 per share and received 785,854 shares of stock. A total of 686,147 shares of stock reserved for exercise of warrants were returned to the Treasury. Investors exercised 3,244,990 warrants in 2009. No warrants were exercised in 2010. See "Stock Option and Warrant Exercise Incentive" below for more details about 2009 investor warrant exercises.

A summary of the Company's stock warrant activity and related information for the years ended December 31, 2010 and 2009 is as follows:
	2010		2009
	Warrants	Price Range	Warrants	Price Range
Outstanding Beg. of Year	18,320,359	$0.10-0.20	15,360,000	$0.10-2.00
Granted	2,137,000	0.10	7,877,350	0.10-0.20
Cancelled	(12,000,000)	(0.10)	(200,000)	2.00
Exercised	-	-	(4,716,991)	0.10
Outstanding End of Year	8,457,359	0.10-0.20	18,320,359	0.10-0.20
Exercisable End of Year	8,457,359	0.10-0.20	18,320,359	0.10-0.20

The weighted-average remaining contractual life of the warrants outstanding at December 31, 2010 is 1.35 years.

Stock Option and Warrant Exercise Incentive:

In November 2009, the Board approved an incentive to encourage option and warrant holders ("Holders") to exercise their options or warrants. Holders were allowed, for a limited time, to exercise up to one-third of the options or warrants they held, at an exercise price of $0.10 per share and, for each option or warrant so exercised, two additional options or warrants were converted to cashless options or warrants, and deemed exercised immediately on a cashless basis with an exercise price of $0.10. The Board extended the exercise incentive until January 22, 2010.

The Company determined that this was a modification of equity instruments, and accounted for the inducement under ASC Topic 718. For option and warrant holders who accepted the inducement and exercised their instruments under the terms noted above, an incremental fair value of the inducement was determined using the Black-Scholes option pricing model, with the following assumptions: dividend yield 0.0%, expected volatility of 147-216%, risk free interest rate 0.14 - 2.37%, and expected life of 0.13-5.36 years. The Company recognized $84,148 of expense in 2009 and $4,457 of expense related to the inducement in 2010.

The activity resulting from the exercise of warrants and options under this incentive is as follows:
	Options/Warrants Exercised 2009	Common Stock Issued	Release of Reserved into Available Shares	Net Cash to Company
Options	2,079,008	1,345,598	733,410	$ 69,322
Warrants	3,244,990	2,172,316	1,072,674	100,500
Total	5,323,998	3,517,914	1,806,084	$169,822

	Options/Warrants Exercised 2010	Common Stock Issued	Release of Reserved into Available Shares	Net Cash to Company
Options	245,000	152,258	92,742	$ 8,200
Warrants	-	-	-	-
Total	245,000	152,258	92,742	$8,200

Notes Payable

The Company has two $1,000,000 notes payable under an unsecured loan agreement with HBL dated July 22, 1999. The annual interest rate on unpaid principal from the date of each respective note is 4.5 percent, with accrued interest being payable at the maturity. One $1,000,000 note was payable on or before June 3, 2008. The other $1,000,000 note was payable on or before August 28, 2010. Although we are currently in default of the notes, HBL has not demanded payment. During 2008, the Company paid HBL $200,000 of interest on these notes.

Holders

As of June 1, 2011, there were 61,209,446 shares of common stock issued and outstanding and approximately 1,600 holders of record of our common stock. There are 1,700 shares of our preferred stock issued and outstanding. The approximate holders of record of common stock was estimated by adding the number of shareholder accounts on the American Stock Transfer & Trust Company list dated October 28, 2009 (381) to the number of shareholders on the Broadridge NOBO list dated February 12, 2008 (1,217).

Dividends

We have not declared any dividends on our common stock to date. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Equity Compensation Plan Information

Stock Plans *	Issue Date Range	Total Shares Authorized	Shares Issued	Shares Remaining
2008 Stock Incentive Plan	5/23/08	600,000	166,667	433,333
2008 Executive Officers Compensatory Stock Plan	7/10/08 - 9/17/08	200,000	51,563	148,437
2008 Amended and Restated Directors, Officers and Consultants Stock Purchase Plan	10/22/08 - 12/31/10	8,000,000	7,575,672	424,328
2009 Consultants Stock Grant Plan	7/13/09 - 10/31/09	100,000	50,000	50,000
Non Stock Plan Issuances	6/2/08 - 03/12/10	929,562	205,863	723,699

Stock Option Plans *	Issue Date Range	Total Options Authorized**	Options Issued	Options Remaining
2009A Officers, Directors, Employees and Consultants Nonqualified Stock Option Plan ***	04/30/09 - 07/29/10	20,000,000	2,950,000	, 17,050,000
Non Stock Option Plan Issuances	06/30/08 - 12/16/08	1,056,912	1,056,912	0

*       The Board of Directors has approved all stock, stock option and stock warrant issuances.

**    One option reserves one share of common stock.

*** This plan replaces and supersedes in their entirety the Company's Outside director and Advisor Stock Option Plan, as amended and restated as of May 11, 1999; the Company's 1996 Employee's Stock Option Plan, as amended and restated as of May 11, 1999; and the Company's First Amended 2006 Employee's Stock Option and Stock Bonus Plan; provided however, that options already issued and outstanding under said superseded plans shall continue to be outstanding and exercisable in accordance with their terms, as such may have been extended or re-priced from time to time, and the terms of any applicable option agreements entered into between the Company and the Optionee.

The following table gives information about our common stock that may be issued upon the exercise of options and warrants granted to employees, directors and consultants, under the plans discussed above as of December 31, 2010:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan
Equity Compensation approved by Security Holders	-	$-	-
Equity Compensation not approved by Security Holders	4,577,217	$0.267	4,577,217	(1)
TOTAL	4,577,217	$0.267	4,577,217

(1) This figure represents shares available for future issuance under our Incentive Plan, our Executive Officers Compensatory Plan, our Directors, Officers and Consultants Plan, our Consultant's Grant Plan, and our 2009A Option Plan which have not been approved by our stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

As of June 1, 2011, the directors and executive officers of the Company were as follows:
Name	Age	Position
Joseph M. Cummins, DVM, PhD (1)	68	Chairman of the Board, President, Chief Executive Officer and Director
Bernard Cohen	57	Vice President and Chief Financial Officer
Martin J. Cummins	43	Vice President of Clinical & Regulatory Affairs
Stephen Chen, PhD (2)(3)(4)	60	Director
Thomas D'Alonzo, JD (1)(2)(3)(4)	65	Director
Dennis Moore, DVM (1)(4)	64	Director
Paul Tibbits	70	Director
James Page, MD (2)(3)	82	Director
Marian Tibbits	53	Director

(1) Member of the Executive Committee.
(2) Member of the Compensation & Stock Committee.
(4) Member of the Search Committee.
(5) Member of the Search Committee.*

*The Plan Committee administers the Amended and Restated 2008 Directors, Officers, and Consultants Stock Purchase Plan.

Joseph M. Cummins has been the Chairman of the Board of the Company since he founded it in June 1984. Dr. Cummins has also served as President of the Company since December 1994. Dr. Cummins has been conducting research on oral cytokines, most particularly interferon alpha, in animals and humans for over 30 years. Dr. Cummins has 55 publications and is the inventor on 21 issued or pending patents many of which reflect his work in the field of oral interferon. He received a PhD degree in microbiology from the University of Missouri in 1978 and a doctor of veterinary medicine degree from the Ohio State University in 1966.

Bernard Cohen was hired to be a Vice-President and Chief Financial Officer of the Company on October 1, 2009. Mr. Cohen has been Director of Finance and Data Base Manager at the Harrington Regional Medical Center, Inc. (HRMCI), which is the management and development entity for the Harrington Regional Medical Center in Amarillo, Texas. Previously, he held various executive positions at Colbert's of Amarillo, a department store. His positions included: Chief Executive Officer, Vice President, Chief Financial Officer, and Controller. He has been and continues to be a member of the Texas Tech University Health Sciences Center at Amarillo (TTUHSC) Institutional Review Board (IRB) where he reviews clinical trial protocols to monitor the safety and protection of human research and testing subjects. Neither HRMCI nor TTUHSC has any connection whatsoever with the Company.

Martin J. Cummins has held several positions within the Company since joining the Company full-time in June 1992. Mr. Cummins currently oversees all research studies involving human participants as Vice President of Clinical and Regulatory Affairs. Mr. Cummins has received extensive training in the fields of clinical trial design, monitoring and analysis, as well as regulatory affairs and compliance and has 14 publications to reflect his work. He received a BS degree in microbiology from Texas Tech University. He is the son of Joseph Cummins.

Stephen Chen has been a director of the Company since February 1996. He has been President and Chief Executive Officer of STC International, Inc., a health care investment firm, since May 1992. From August 1989 to May 1992 he was Director of Pharmaceutical Research and Development for the Ciba Consumer Pharmaceuticals Division of Ciba-Geigy. He received a PhD degree in Pharmaceuticals from Purdue University in 1977.

Thomas D'Alonzo has been a director of the Company since June 2006. Mr. D'Alonzo is a seasoned executive with experience in all major facets of pharmaceutical operations: sales and marketing, manufacturing, quality assurance, finance and licensing and strategic planning. Mr. D'Alonzo served as President of Pharmaceutical Product Development, Inc., a multi-national clinical research organization with 3,000 employees operating in 14 countries and generating $300 million in revenues from analytical labs and Phase 1, 2, 3 and 4 clinical trials. Previously, Mr. D'Alonzo was President of Genevec, Inc., a gene therapy biotech company. Before that, Mr. D'Alonzo was President of Glaxo, Inc., the US unit of what is now Glaxo SmithKline. He received a BS degree in Business Administration from University of Delaware in 1965 and a JD degree from University of Delaware in 1970.

Dennis Moore has been a director of the Company since 1986. Dr. Moore has been a doctor of veterinary medicine since 1972 and was in private practice from 1972 to 1995. Since 1995, Dr. Moore has been involved in managing his personal investments. He received a DVM degree from Colorado State University in 1972.

James Page has been a director of the Company since February 1996. Prior to retiring in 1991 as a Vice President with Adria Laboratories, Inc., a pharmaceutical company specializing in therapy given to cancer and AIDS patients, Dr. Page held various upper management level positions with Carter Wallace, Inc., Merck Sharpe & Dohme Research Laboratories and Wyeth Laboratories. He received a MB.BS London and MRCS, LRCP England from University of London St. Mary's Hospital Medical School in 1950.

Paul Tibbits was added to the board of directors in October 2010. Mr. Tibbits is a graduate of Western Kentucky University who joined the board after a career in the United States Army at Fort Knox and the Civil Service. Prior to retiring in 1997 Mr. Tibbits served in a management position with General Electric Company and owned his own business. Mr. Tibbits retired from Civil Service to raise cattle and farm.

Marian Tibbits was added to the board of directors on April 15, 2010. She is the husband of director Paul Tibbits. Mrs. Tibbits has been involved for many years in various volunteer activities for the education of Kentucky children. She has held various local, district, and state positions. Additionally, Mrs. Tibbits has previously held management positions in finance and accounting and presently manages various business ventures.

The Company's directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Directors receive compensation of $1,000 per day for attendance at meetings, $250 per day for regularly scheduled teleconference meetings, and are reimbursed for any out-of-pocket expenses in connection with their attendance at meetings.

Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Family Relationships

Our CEO, Joseph M. Cummins, is the father of Martin J. Cummins, our Vice President of Clinical and Regulatory Affairs. Our directors, Paul and Marian Tibbits, are husband and wife.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below. The following table summarizes all compensation in 2010, 2009 and 2008. No other officers received annual compensation in excess of $100,000 during the last two fiscal years.
Name and Principal Position	Year	Salary		Bonus	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Joseph M. Cummins, Chairman of the Board, President and Chief Executive Officer	2010	$175,000		-	-	$19,354	(10)	-	-	-	$194,354
	2009	$175,000		-	-	$33,833	(6)	-	-	-	$208,833
	2008	$175,000		$2,500	-	$28,220	(1)	-	-	2,500	$208,220

Martin J. Cummins, Vice President of Clinicaland Regulatory Affairs	2010	$125,000		100	-	$16,128	(11)	-	-	-	$141,228
	2009	$125,000		-	-	$22,555	(7)	-	-	-	$147,555
	2008	$125,000		$-	-	$1,670	(2)	-	-	-	$126,670

Dr. Gary W. Coy,Vice President and ChiefFinancial Officer	2010	$-		-	-	$-		-	-	-	$-
	2009	$89,901		-	-	$39,472	(8)	-	-	-	$129,373
	2008	$125,000		$-	-	$-		-	-	-	$125,000

Dr. Peter R. Mueller, Chief Operating Officer and Director of Research (4)	2010	$-		-	-	$-		-	-	-	$-
	2009	$97,504		-	-	$8,670	(9)	-	-	-	$106,174
	2008	$148,750	$			$63,856	(3)				$212,606

Bernard Cohen, Vice-President and Chief Financial Officer (5)	2010	$36,170		$100	-	$3,226	(12)	-	-	-	$39,496
	2009	$7,743		-	-	-		-	-	-	$7,743
	2008	-		-	-	-		-	-	-	-

(1) Dr. Cummins was granted 490,000 three-year stock options on December 16, 2008, at $0.10. The fair value ($28,220) of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 165.75% and risk-free interest rate of 1%.
(2) Mr. Cummins was granted 29,000 three-year stock options on December 16, 2008, at $0.10. The fair value ($1,670) of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 165.75% and risk-free interest rate of 1%.
(3) Dr. Mueller was granted 700,000 stock options on April 15, 2008, at $0.32. 100,000 of the options are five-year options vesting on April 15, 2008; 200,000 are six-year options vesting on April 15, 2009; 200,000 are seven-year options vesting on April 15, 2010; and 200,000 are eight-year options vesting on April 15, 2011. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 109.6% and risk-free interest rate of 3.34%. During 2008, $25,516 was recognized for options vesting on April 15, 2008 and $38,340 was recognized for the options vesting on April 15, 2009. During 2009, $2,057 was recognized for options vesting on April 15, 2009 and $7,011 for options vesting on April 15, 2010.
(4) Dr. Mueller was hired by the Company on April 15, 2008, and earned the salary amount in the table above from that date through December 31, 2008 ($210,000 per year annualized). Dr. Mueller resigned from the Company effective May 31, 2009, and all unvested stock options were forfeited on that date. All vested options owned by Dr. Mueller were forfeited on July 30, 2009, in accordance with the plan under which they were issued.
(5) Mr. Cohen began his employment with the Company on October 1, 2009, and was paid and earned no compensation before that date. Mr. Cohen may be paid up to $60,000 per year depending on how much time he works.
(6) Dr. Cummins was granted 300,000 five-year stock options on April 30, 2009, at $0.125. The fair value ($33,833) of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 145.90% and risk-free interest rate of 2.02%.
(7) Mr. Cummins was granted 200,000 five-year stock options on April 30, 2009, at $0.125. The fair value ($22,555) of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 145.90% and risk-free interest rate of 2.02%.
(8) Dr. Coy was granted 350,000 five-year stock options on April 30, 2009, at $0.125. The fair value ($39,472) of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 145.90% and risk-free interest rate of 2.02%. Dr. Coy resigned on September 4, 2009, and executed a 1-year consulting contract with the Company. All outstanding options were retained by Dr. Coy.
(9) Dr. Mueller was granted 200,000 five-year stock options on April 30, 2009, at $0.125. The fair value ($8,670) of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 308.35% and risk-free interest rate of 0.04%. All vested options owned by Dr. Mueller were forfeited on July 30, 2009, in accordance with the plan under which they were issued.
(10) Dr. Cummins was granted 300,000 ten-year stock options on July 29, 2010, at $0.065. The fair value ($19,354) of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 165.89% and risk-free interest rate of 3.03%.
(11) Mr. Cummins was granted 250,000 ten-year stock options on July 29, 2010, at $0.065. The fair value ($16,128) of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 165.89% and risk-free interest rate of 3.03%.
(12) Mr. Cohen was granted 50,000 ten-year stock options on July 29, 2010, at $0.065. The fair value ($3,226) of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 165.89% and risk-free interest rate of 3.03%.

Director Compensation for Year Ending December 31, 2010

Directors who are also employees of the Company (consisting in 2010 of Joseph Cummins) receive no additional remuneration for their services as directors. Non-employee directors receive $1,000 for attendance at directors' meetings and $250 for regularly scheduled teleconference meetings, and are reimbursed for necessary travel expenses incurred in connection with board meetings. There were no regularly scheduled director meetings during 2010 .

The following table summarizes the compensation for our non-employee board of directors for the fiscal year ended December 31, 2010 :
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)		All Other Compensation ($)	Total ($)
Stephen Chen, PhD	-	-	(3)	54,330	-	$54,330
Thomas D'Alonzo, JD	-	-	(4)	6,451	-	$6,451
Dennis Moore, DVM	-	-	(5)	6,451	-	$6,451
James Page, MD	-	-	(6)	6,451	-	$6,451
Paul Tibbits	-	-

 (1) There were no regularly scheduled board meetings in 2010.
(2) Options were granted to directors on July 29, 2010, with $0.065 exercise price and 10-year term. The closing price of stock on the date of grant was $0.065. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 165.89% and risk-free interest rate of 3.03%.
(3) The number of securities underlying the option grants to Mr. Chen on July 29, 2010 was 100,000 ($6,451 fair value). Mr. Chen was granted 12,500,000 options with 30 day term and $0.04 exercise price on November 4, 2010 in order to purchase stock under an existing Plan. The fair value of 12,500,000 options vesting immediately ($47,879) was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0.0%, expected volatility of 187.56% and risk-free interest rate of 0.130%. 200,000 options vest if the Company receives $50,000 of royalty payments from South American sales by Cyto Biotech within three years. The aggregate number of option awards to Mr. Chen outstanding at the end of 2010 was 764,125 of which 564,125 are vested.
(4) The number of securities underlying the option grants to Mr. D'Alonzo was 100,000 ($6,451 fair value). The aggregate number of option awards to Mr. D'Alonzo outstanding at the end of 2010 was 206,800.
(5) The number of securities underlying the option grants to Mr. Moore was 100,000 ($6,451 fair value). The aggregate number of option awards to Mr. Moore outstanding at the end of 2010 was 264,125.
(6) The number of securities underlying the option grants to Mr. Page was 100,000 ($6,451 fair value). The aggregate number of option awards to Mr. Page outstanding at the end of 2010 was 264,125. The following sets forth information concerning individual grants of stock options outstanding to our named executive officers as of December 31, 2010:

The following sets forth information concerning individual grants of stock options outstanding to our named executive officers as of December 31, 2010:

	Outstanding Equity Awards at December 31, 2010: Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Joseph M. Cummins, Chairman, President, CEO (1)	09/10/06	100,000	-	-	$0.85	09/10/15	(2)
	12/16/08	490,000	-	-	$0.10	12/16/11
	04/30/09	300,000	-	-	$0.125	04/30/14
	07/29/10	300,000	-	-	$0.065	07/29/20

Martin J. Cummins, Vice President of Clinical and	09/10/06	300,000	100,000	-	$0.85	9/10/12	(2)
Regulatory Affairs	12/16/08	29,000	-	-	$0.10	12/16/11
	04/30/09	200,000	-	-	$0.125	04/30/14
	07/29/10	250,000	-	-	$0.065	07/29/20

Bernard Cohen, Vice President, CFO (1)	07/29/10	50,000	-	-	$0.065	07/29/20

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Valueof Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Cummins	0	0	0	0
Martin J. Cummin	0	0	0	0
Bernard Cohen	0	0	0	0

(1) Prior to Dr. Coy's employment in 2006, Joseph Cummins served as Chief Financial Officer; the Company had no position of Vice President prior to April 2006. Dr. Coy resigned as Vice President and CFO on September 4, 2009. Bernard Cohen became Vice President and CFO on October 1, 2009.
(2) Options vested 100,000 per year beginning on September 10, 2007 through September 10, 2010. Options expire on fifth anniversary of the options' vesting dates, beginning September 10, 2007 through September 10, 2010. Exercisable during term while employee of the Company, for 90 days after a voluntary termination, and for 3 years after an involuntary termination.

Compensation Committee Interlocks and Insider Participation

We have a compensation and stock option committee consisting of Stephen Chen, James Page, and Thomas D'Alonzo. During the fiscal year ended June 1, 2011, none of our executive officers served on the compensation committee or board of directors of any other entity, one of whose executive officers served as a director or served on our compensation and stock option committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 1, 2011, by:
•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.
•	each of our named executive officers; and
•	all directors and executive officers as a group.

The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire beneficial ownership of within 60 days of June 1, 2011, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 61,209,446 shares of our common stock were issued and outstanding as of June 1, 2011.

Name of and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
5% Stock Holders
Hayashibara Biochemical Laboratories, Inc. 2-3 Shimoishii 1-chome Okayama 700, Japan	3,118,655		5.10%
Cyto Biotech 6F No. 6 Sec 1 Jhongshing Road Wugu Shiang Taipei County 24872 Taiwan	6,000,000	(10)	9.35%
Paul and Marian Tibbits 2371 Blue Ball Road Rineyville, KY 40162	9,221,082	(11)	14.39%
Directors and Named Executive Officers
Joseph M. Cummins Chairman, President and Chief Executive Officer 7635 Stuyvesant Ave. Amarillo, TX 79121	2,252,824	(2)	3.61%
Bernard Cohen Vice President and Chief Financial Officer 2803 Travis Amarillo, Texas 79109	50,000	(3)	*
Martin J. Cummins Vice President, Clinical and Regulatory Affairs 6615 Sandie Dr. Amarillo, TX 79109	1,033,153	(4)	1.66%
Dennis Moore Director 402 Fish Hatchery Hamilton, MT 59840	665,478	(5)	1.08%
Thomas D'Alonzo Director 908 Vance Street Raleigh, NC 27608	235,472	(6)	*
Stephen Chen Director Floor 7-1, No. 18, Xin Yi Road, Sec. 5 Taipei, Taiwan	1,453,625	(7)	2.35%
James Page Director 103 Clubhouse Lane, #182 Naples, FL 34105	264,125	(8)	*
Paul Tibbits and Marian Tibbits (13) Directors 2371 Blue Ball Road Rineyville, KY 40162	9,221,082	(9)	14.39%
All directors and executive officers listed above, as a group. ( 9 persons)	15,175,759	(12)	22.49%

* Less than 1%.

(1) Applicable percentage ownership is based on 61,209,446 shares of common stock outstanding as of June 1, 2011, plus the additional shares that the stockholder is deemed to beneficially own. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of June 1, 2011, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes options to purchase 1,190,000 shares of our common stock beneficially owned by Dr. Cummins that are exercisable within 60 days.
(3) Includes options to purchase 50,000 shares of our common stock beneficially owned by Mr. Cohen exercisable within 60 days.
(4) Includes options to purchase 879,000 shares of our common stock beneficially owned by Mr. Cummins that are exercisable within 60 days.
(5) Includes options to purchase 264,125 shares of our common stock beneficially owned by Mr. Moore exercisable within 60 days.
(6) Includes options to purchase 206,800 shares of our common stock beneficially owned by Mr. D'Alonzo exercisable within 60 days.
(7) Includes options to purchase 564,125 shares of our common stock beneficially owned by Mr. Chen exercisable within 60 days.
(8) Includes options to purchase 264,125 shares of our common stock beneficially owned by Mr. Page exercisable within 60 days.
(9) Includes warrants to purchase 1,150,000 shares of our common stock beneficially owned by Mr. and Mrs. Tibbits exercisable within 60 days. Also includes 1,700 shares of Series 2010-A 10% Convertible Preferred Stock, included in this total as 1,700,000 shares of common stock.
(10) Includes options to purchase 3,000,000 shares of our common stock beneficially owned by Cyto Biotech, Inc. exercisable within 60 days.
(11) See footnote 9, above. The shares shown as owned by Paul and Marian Tibbits as directors includes the shares disclosed as owned by them in the 5% Stock Holders section. That is, there is some overlap.
(12) Directors and officers percentage ownership is calculated based on 61,209,446 total shares outstanding plus Directors and Officers options beneficially owned.
(13) Marian Tibbits became a director of the Company on April 15, 2011. Shares owned by Marian Tibbits and/or Paul Tibbits individually or jointly are represented by the totals in this table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

The Company has relied significantly on HBL, a large shareholder of the Company, for a substantial portion of its capital requirements. Pursuant to the Development Agreement previously described, HBL advanced $9,000,000 for funding of research. In addition, HBL has purchased substantial amounts of the Company's common stock from time to time, to the point where it now owns 5.10% of the issued and outstanding shares of common stock of the Company.

HBL and the Company are parties to various license and manufacturing and supply agreements pursuant to which the Company licenses certain technology to or from HBL. HBL supplies formulations of its interferon alpha and other products to the Company at contractual prices. The Company pays HBL a 12% royalty on the first $100 million of interferon alpha net sales and a 10% royalty on additional net sales.

Additionally, the Company is obligated to pay HBL a percentage of sublicense fee income the Company receives. We recorded $24,360 of sublicense fees to HBL in 2009 and owed $78,360 of accrued sublicense fees to HBL on December 31, 2010.

HBL is obligated to pay the Company an 8% royalty on sales of oral interferon in Japan. The Company recorded $0 in 2010 and $1,479 of royalties in 2009 from HBL animal health sales of oral interferon.

During 2010, the Company engaged the law firm of Underwood, Wilson, Berry, Stein and Johnson P.C. of which Mr. Morris is a shareholder. Mr. Morris is also the Secretary of the Company. During the twelve months ended December 31, 2010, the Company incurred $36,126 of legal fees from this law firm.

All future transactions and loans between the Company and its officers, directors and 5% shareholders will be on terms no less favorable to the Company than could be obtained from independent third parties. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, that they will be resolved in favor of the Company.

Between February 2008 and April 2008; we received financial and marketing consulting services from Epicenter Consulting, Inc., a company wholly-owned by Peter R. Mueller. Consulting services ceased when Mr. Mueller began his employment with the Company in April 2008 as chief operating officer and director of research. Epicenter Consulting, Inc. was not re-engaged by the Company after Dr. Mueller resigned from the Company in 2009.

On January 11, 2011, the Company purchased 12,000,000 warrants (each for the issuance of one share of common stock of the Company) dated November 16, 2010, and exercisable through January 8, 2013, from Paul Tibbits, a director and beneficial owner of more than 5% of the common stock of the Company. In exchange for the warrants, the Company executed and delivered an unsecured promissory note payable to Paul Tibbits in the amount of $200,000 bearing interest at the rate of .43% per annum. Through January 31, 2011, no payments have become due and no payments have been made by the Company to Mr. Tibbits on the note (principal or interest).

Director Independence

Messrs. Chen, D'Alonzo, Moore, Page, Paul Tibbits, and Marian Tibbits are independent as that term is defined under the Nasdaq Marketplace Rules.

MATERIAL CHANGES

There have been no material changes in our affairs since the year ended December 31, 2010 that have not been described in a subsequent Form 10-Q or Form 8-K filed under the Exchange Act.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Subchapter C of Chapter 8 of the Texas Business Organizations Code allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer, or only for reasonable expenses actually incurred in connection with the proceeding if the person is found liable on the basis that personal benefit was improperly received by him or is found liable to the corporation, if:

•     there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional or willful misconduct; or

•     the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article IV of our By-Laws provides for indemnification of our current or former directors and officers or any person who may have served at request as a director or officer of another corporation in which it owned shares of capital stock or of which it is a creditor. Such indemnification extends to liabilities imposed upon the director or officer and expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of his being, or having been such director or officer, and against such sums as independent counsel selected by the Board of Directors shall deem reasonable payment made in settlement of any such claim, action, suit or proceeding primarily with a view of avoiding expenses of litigation; provided, however, that no director or officer shall be indemnified with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, or with respect to any matters which shall be settled by the payment of sums which counsel selected by the Board of Directors shall not deem reasonable payment made primarily with a view to avoiding expenses of litigation, or with respect to matters for which such indemnification would be against public policy.

The Officers and Directors do not have indemnification agreements with the Company. The Company does not have Directors and Officers Liability Insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Amarillo Biosciences, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The balance sheets of Amarillo and the related statements of operations, stockholders' deficit, and cash flows for each of the years ended December 31, 2010 and 2009 have been included in the registration statement on Form S-1 of which this prospectus forms a part, in reliance on the reports of LBB & Associates Ltd., LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

Underwood, Wilson, Berry, Stein & Johnson, P.C. (500 S. Taylor, Suite 1200, LB 233, Amarillo, Texas 79101) has passed upon the validity of the shares being offered and certain other legal matters and is representing the Company in connection with this offering.

None of the above experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company, except that Underwood, Wilson, Berry, Stein & Johnson, P.C. or one or more of its members were issued shares of our common stock as payment for its services in connection with this offering. Underwood, Wilson, Berry, Stein & Johnson, P.C. returned shares issued to it back to the Company once $60,000.00 was realized.

FINANCIAL STATEMENTS

Amarillo Biosciences, Inc.

Statements of Operations - Unaudited

	March 31, 2011	December 31, 2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$1,539	$4,332
Prepaid expense and other current assets	138,608	135,634
Total current assets	140,147	139,966
Property, equipment and software, net	705	1,349
Patents, net	115,413	118,038
Total assets	$256,265	$259,353

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$692,678	$539,955
Accrued interest - related parties	773,912	751,294
Accrued expenses -- related party	78,360	78,360
Derivative liabilities	60,394	59,784
Notes payable - related parties	2,220,000	2,200,000
Total current liabilities	3,825,344	3,629,393
Total liabilities	3,825,344	3,629,393

Commitments and contingencies

Stockholders' deficit
Preferred stock, $0.01 par value:
Authorized shares - 10,000,000
Issued and outstanding shares -- 1,700 at March 31, 2011 and 1,500 at December 31, 2010	17	15
Common stock, $0.01par value:
Authorized shares - 100,000,000
Issued and outstanding shares -- 61,209,446 at March 31, 2011 and 61,147,224 at December 31, 2010	612,094	611,472
Additional paid-in capital	30,860,096	30,835,300
Accumulated deficit	(35,041,286)	(34,816,827)
Total stockholders' deficit	(3,569,079)	(3,370,040)
Total liabilities and stockholders' deficit	$256,265	$259,353

See accompanying notes to financial statements.

Amarillo Biosciences, Inc.
Statements of Operations
(Unaudited)

	Three months ended March 31,
	2011	2010
Revenues:
Product sales	$2,720	$96
Total revenues	2,720	96

Cost of revenues:
Product sales	1,431	57
Total cost of revenues	1,431	57
Gross margin	1,289	39

Operating expenses:
Research and development expenses	86,945	101,288
Selling, general and administrative expenses	111,224	175,162
Total operating expenses	198,169	276,450

Operating loss	(196,880)	(276,411)

Other income (expense):
Change in fair value of derivatives	(610)	63,733
Interest expense	(23,063)	(22,769)
Interest and other income	300	-
Net loss	(220,253)	(235,447)

Preferred stock dividend	(4,206)	-
Net income (loss) applicable to common shareholders	$(224,459)	$(235,447)

Basic and diluted net loss per average share available to common shareholders	$(0.00)	$(0.00)

Weighted average common shares outstanding -- basic and diluted	61,172,113	52,795,517

See accompanying notes to financial statements.

Amarillo Biosciences, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2011	2010

Net cash used in operating activities	$(39,615)	$	(118,579)

Cash from investing activities:
Patent expenditures	(1,178)		(4,871)
Net cash used in investing activities	(1,178)		(4,871)

Cash from financing activities:
Proceeds from issuance of note payable related party	20,000		-
Proceeds from exercise of options	-		8,200
Proceeds from sale of convertible preferred stock	18,000		-
Proceeds from sale of common stock	-		103,000
Net cash provided by financing activities	38,000		111,200

Net change in cash	(2,793)		(12,250)
Cash and cash equivalents at beginning of period	4,332		24,216
Cash and cash equivalents at end of period	$1,539		$11,966
Supplemental disclosure of cash flow information
Cash paid for interest	$513		$577
Cash paid for income taxes	$-		$-

See accompanying notes to financial statements.

Amarillo Biosciences, Inc.
Notes to Financial Statements
(Unaudited)

1.
Basis of presentation. The accompanying financial statements, which should be read in conjunction with the financial statements and footnotes included in the Company's Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission, are unaudited, but have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2011.

2.
Financial Condition. Our viability as a company is dependent upon successful commercialization of products resulting from its research and product development activities. We plan on working with commercial development partners in the United States and in other parts of the world to provide the necessary sales, marketing and distribution infrastructure to successfully commercialize the interferon alpha product for both human and animal applications.  Our products will require significant additional development, laboratory and clinical testing and investment prior to obtaining regulatory approval to commercially market our product(s). Accordingly, for at least the next few years, we will continue to incur research and development and general and administrative expenses and may not generate sufficient revenues from product sales or license fees to support its operations.

The Company continues to pursue a broad range of financing alternatives to improve its financial condition. These alternatives may include the sale or issuance of a substantial amount of common stock, common stock warrants or stock options. These financing alternatives could require an increase in the number of authorized shares of the Company's common stock and result in significant dilution to existing shareholders and, possibly, a change of control of the Company.

3.
Common Stock.  The shareholders have authorized 100,000,000 shares of voting common shares for issuance.  On March 31, 2011, a total of 76,153,542 shares of common stock were either outstanding (61,209,446) or reserved for issuance upon exercise of options and warrants or conversion of convertible preferred stock (14,944,096).  Common stock issuances in the first quarter of 2011 are as follows:

Common Stock Issued in Q1 2011	Shares	Issue Price	Net Price
Directors, officers, consultants plan -- services	62,222	$0.09	$5,600
Total Common Stock Issued in Q1 2011	62,222	$0.09	$5,600

No brokerage commissions were paid for the sale of common stock during the first quarter of 2011.

4.
Common Stock Options and Warrants.  The Board granted 100,000 options with a 2-year term and $0.075 exercise price to a consultant on March 8, 2011 with a fair value of $7,280.  One quarter of the options (fair value $1,820) vest each quarter during 2011.

The binomial Black-Scholes pricing model was used to calculate the fair value of the derivative liability arising from warrants with embedded features on March 31, 2011.  The probability of private placement issuances triggering a reset at the estimated stock price of $0.045 per share was estimated as 75% as of March 31, 2011. Triggering the reset provision is in the Company's control.

The Black-Scholes option-pricing model was utilized with the following assumptions: dividend yield 0.0%, expected volatility 180.79%, risk free interest rate 0.80%, and expected life of approximately 1.775 years.  The valuation for the remaining 447,999 warrants outstanding was $60,394 on March 31, 2011.  The derivative loss for the first three months of 2011 was $610.

5.
Convertible Preferred Stock.  The shareholders have authorized 10,000,000 shares of preferred stock shares for issuance. The Board of directors authorized the issuance of up to 10,000 shares of Series 2010-A 10% Convertible Preferred Stock on July 29, 2010.  Each preferred share is convertible into 1,000 common shares ($100 stated value per share divided by $0.10).  Dividends are payable quarterly at 10% per annum in cash or stock at the option of the preferred stock Holder.  Stock dividend payments are valued at the higher of $0.10 per share of common stock or the average of the two highest volume weighted average closing prices for the 5 consecutive trading days ending on the trading day that is immediately prior to the dividend payment date.  During the first quarter of 2011, a total of 200 shares of Series 2010-A 10% Convertible Preferred Stock were issued.  Net proceeds totaled $18,000 after $2,000 of brokerage commissions.  The preferred stock is convertible into 200,000 shares of restricted common stock.

The Company accrued $4,206 of dividends on preferred stock during the quarter.

6.
Notes Payable -- Related Party.  Two $1,000,000 notes are payable under an unsecured loan agreement with Hayashibara Biochemical Laboratories, Inc. ("HBL"), a major stockholder, dated July 22, 1999.  Although we are currently in repayment default on the notes, HBL has not demanded payment.

In 2010, the Company entered into a verbal agreement with Paul Tibbits, a Director, to purchase 12,000,000 warrants held by him for $200,000. On January 10, 2011 a promissory note for the $200,000 was executed, includes interest at 0.43% per annum, with no stated maturity date, and no collateral.

On March 9, 2011, the Company entered into a promissory agreement with Paul Tibbits, a Director, for $20,000. A note was executed and includes interest at 0.54% per annum, the note is due upon demand, or if no demand is made, on September 11, 2011.

7.
Line of Credit.  We have a line of credit with Wells Fargo for $20,000, with an interest rate of prime rate plus 6.75 percent.  There was an outstanding balance on March 31, 2011 of $18,498 which is included in accounts payable.

8.	License and Sublicense Agreements. During the first quarter of 2011 no license fees were received.

9.
Related Party Transactions.  The Company engaged the law firm of Underwood, Wilson, Berry, Stein and Johnson P.C. of which Mr. Morris was a shareholder through March 15, 2011.  Mr. Morris also was, and continues to be, the Secretary of the Company.  During the three months ended March 31, 2011 the Company incurred approximately $17,625 of legal fees to said law firm.

10.	Subsequent Events.

On April 6, 2011, a note was executed for $40,000 owed to a Director, with 0.54% interest rate and no collateral. The note is payable on demand or in six months, whichever comes first.

On April 15, 2011, the Company entered into a convertible debt agreement with Asher Enterprises, Inc. and Hope Capital, Inc.  The note was in the amount of $63,000 at an annual interest rate of 14% on a 365-day basis with a maturity date of April 14, 2012.  All or any part of the outstanding and unpaid principal of the note, along with any accrued and unpaid interest (at the option of the Borrower); can be converted into the Company's common stock at any time during the term of the note.  The conversion price is either variable or fixed depending on the time of the conversion.  If the conversion takes place on or before the 240th day after effective date of the note, the conversion price will be the greater of the Variable Conversion Price and the Fixed Conversion Price.  If the conversion takes place after the 240th day after the effective date of the note, the conversion price will be the lesser of the Variable Conversion Price and the Fixed Conversion Price.  The Variable Conversion Price is 55% multiplied by the market price (a 45% discount from market price).  The market price is the average of the three lowest trading prices during the ten-day trading period ending on the latest complete trading day prior to the conversion date.  The Fixed Conversion Price is $0.04 per share of common stock.

Amarillo Biosciences, Inc.

Financial Statements

Year ended December 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Amarillo Biosciences, Inc.
Amarillo, TX

We have audited the accompanying balance sheets of Amarillo Biosciences, Inc. ("the Company") as of December 31, 2010 and 2009, and the related statements of operations, stockholders' deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amarillo Biosciences, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2011 raise substantial doubt about its ability to continue as a going concern. The 2010 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
April 7, 2011

Amarillo Biosciences, Inc.
Balance Sheets

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$4,332	$24,216
Prepaid expense and other current assets	135,634	87,208
Total current assets	139,966	111,424
Property, equipment and software, net	1,349	4,321
Patents, net	118,038	123,184
Total assets	$259,353	$238,929

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	$539,955	$318,550
Accrued interest - related parties	751,294	661,294
Accrued expenses -- related party	78,360	78,360
Derivative liabilities	59,784	1,928,120
Notes payable - related parties	2,200,000	2,000,000
Total current liabilities	3,629,393	4,986,324
Total liabilities	3,629,393	4,986,324

Commitments and contingencies

Stockholders' deficit
Preferred stock, $0.01 par value:
Authorized shares - 10,000,000
Issued and outstanding shares -- 1,500 at December 31, 2010 and 0 at December 31, 2009	15	-
Common stock, $0.01par value:
Authorized shares - 100,000,000
Issued and outstanding shares -- 61,147,224 at December 31, 2010 and 52,041,001 at December 31, 2009	611,472	520,410
Additional paid-in capital	30,835,300	30,051,134
Accumulated deficit	(34,816,827)	(35,318,939)
Total stockholders' deficit	(3,370,040)	(4,747,395)
Total liabilities and stockholders' deficit	$259,353	$238,929

The accompanying notes are an integral part of these financial statements.

Amarillo Biosciences, Inc.
Statements of Operations
	Year ended December 31,
	2010	2009
Revenues:
Product sales	$5,150	$1,980
Sublicense fee and royalty revenue	-	50,274
Total revenues	5,150	52,254

Cost of revenues:
Product sales	2,943	1,404
Sublicense fee revenue	-	24,407
Total cost of revenues	2,943	25,811
Gross margin	2,207	26,443

Operating expenses:
Research and development expenses	433,357	464,789
Selling, general and administrative expenses	638,164	1,202,702
Total operating expenses	1,071,521	1,667,491

Operating loss	(1,069,314)	(1,641,048)

Other income (expense):
Derivative gain (loss)	1,668,336	(1,240,397)
Interest expense	(93,950)	(93,159)
Interest and other income	1,240	3,397
Net income (loss)	506,312	(2,971,207)

Preferred stock dividend	(4,200)	-
Net income (loss) applicable to common shareholders	$502,112	$(2,971,207)

Basic net income (loss) per average share available to common shareholders	$0.01	$(0.07)
Diluted net income (loss) per average share available to common shareholders	$0.01	$(0.07)

Weighted average common shares outstanding -- basic	55,041,854	42,278,172
Weighted average common shares outstanding - diluted	56,889,076	42,278,172

The accompanying notes are an integral part of these financial statements.

Amarillo Biosciences, Inc.
Statements of Stockholders' Deficit
Years Ended December 31, 2010 and 2009

	Issuance Price	Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' Deficit
		Share	Amount	Shares	Amount
Balance at December 31, 2008		-	$ -	35,953,377	$ 359,534	$ 28,322,564	$ (31,660,009)	$ (2,977,911)

Net loss for year ended December 31, 2009		-	-	-	-	-	(2,971,207)	(2,971,207)
Reclassify warrants with embedded derivatives to adopt FASB ASC Topic 815		-	-	-	-		(687,723)	(687,723)
Fair value of options and warrants issued		-	-	-	-	485,995	-	485,995
Exercise of options and warrants for cash, net	$0.10	-	-	1,774,889	17,749	152,073	-	169,822
Exercise of cashless options and warrants	0.10	-	-	2,528,879	25,289	(25,289)	-	-
Option-warrant inducement expense		-	-	-	-	84,148	-	84,148
Issuance of common stock for cash in private placements and stock plan	0.08-010	-	-	8,039,850	80,398	679,337	-	759,735
Issuance of common stock for services and salaries	0.045-0.22	-	-	3,744,006	37,440	352,306	-	389,746

Balance at December 31, 2009		-	-	52,041,001	520,410	30,051,134	(35,318,939)	(4,747,395)

Net income for year ended December 31, 2010		-	-	-	-	-	506,312	506,312

Fair value of options and warrants issued	$0.04-0.85	-	-	-	-	240,567	-	240,567
Exercise of options and warrants for cash, net	0.10	-	-	3,332,000	33,320	104,880	-	138,200
Exercise of cashless options and warrants	0.10	-	-	70,258	703	(703)	-	-
Option-warrant inducement expense		-	-	-	-	4,457	-	4,457
Issuance of common stock for cash in private placements and under stock plan	0.035-0.10	-	-	5,059,143	50,591	253,824	-	304,415
Issuance of common stock for services and salaries	0.04-0.16	-	-	644,822	6,448	46,156	-	52,604
Issuances of convertible preferred stock, net	100.00	1,500	15	-	-	134,985	-	135,000
Preferred stock dividends		-	-	-	-	-	(4,200)	(4,200)
Balance at December 31, 2010		1,500	$ 15	61,147,224	$ 611,472	$ 30,835,300	$ (34,816,827)	$ (3,370,040)

The accompanying notes are an integral part of these financial statements.

Amarillo Biosciences, Inc.
Statements of Cash Flows

	Year ended December 31
Cash flows from Operating Activities	2010	2009
Net income (loss)	$506,312	$(2,971,207)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	19,851	21,978
Common stock issued for salaries and services	52,604	315,390
Fair value of options granted	240,567	485,995
Inducement expense	4,457	84,148
Change in fair value of derivative liabilities	(1,668,336)	1,240,397
Changes in operating assets and liabilities:
Prepaid expense and other current assets	(48,426)	(39)
Accounts payable and accrued expenses	218,433	(192,686)
Accrued interest -- related parties	90,000	88,521
Accrued expenses -- related parties	-	24,389
Net cash used in operating activities	(584,538)	(903,114)

Cash flows from Investing Activities
Investment in patents	(11,733)	(13,080)
Net cash used in investing activities	(11,733)	(13,080)

Cash flows from Financing Activities
Proceeds from exercise of warrants and options	138,200	169,822
Issuance of common stock for cash	304,415	759,735
Payment of dividends on preferred stock	(1,228)	-
Issuance of convertible preferred stock for cash	135,000	-
Net cash provided by financing activities	576,387	929,557
Net increase (decrease) in cash	(19,884)	13,363
Cash and cash equivalents at beginning of period	24,216	10,853
Cash and cash equivalents at end of period	$4,332	$24,216

Supplemental Cash Flow Information
Cash paid for interest	$3,893	$4,638
Cash paid for income taxes	$-	$-
Non-Cash Transactions
Common stock issued for prepaid legal fees	$-	$74,356
Acquisition of warrants for note payable	$200,000	$-
Declared and unpaid dividends on preferred stock	$2,972	$-

The accompanying notes are an integral part of these financial statements.

Amarillo Biosciences, Inc.
Notes to Financial Statements
December 31, 2010 and 2009

1. Organization and Summary of Significant Accounting Policies

Organization and Business

Amarillo Biosciences, Inc. (the "Company" or "AMAR" or "Amarillo"), a Texas corporation formed in 1984, is engaged in developing biologics for the treatment of human and animal diseases. The Company is continuing its clinical studies as part of the process of obtaining regulatory approval from the United States Food and Drug Administration ("FDA"), so that commercial marketing can begin in the United States. The Company has developed a dietary supplement and an interferon alpha lozenge, but has not commenced any significant product commercialization activities.

Going Concern

These financial statements have been prepared in accordance with United States generally accepted accounting principles, on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has not yet achieved operating income, and its operations are funded primarily from debt and equity financings. Losses are anticipated in the ongoing development of its business and there can be no assurance that the Company will be able to achieve or maintain profitability.

The continuing operations of the Company and the recoverability of the carrying value of assets is dependent upon the ability of the Company to obtain necessary financing to fund its working capital requirements, and upon future profitable operations. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

There can be no assurance that capital will be available as necessary to meet the Company's working capital requirements or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in dilution in the equity interests of its current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected and the Company may cease operations. These factors raise substantial doubt regarding our ability to continue as a going concern.

Fair Value of Financial Instruments

Under the Financial Account Standards Board Accounting Standards Codification ("FASB ASC"), we are permitted to elect to measure financial instruments and certain other items at fair value, with the change in fair value recorded in earnings. We elected not to measure any eligible items using the fair value option. Consistent with Fair Value Measurement Topic of the FASB ASC, we implemented guidelines relating to the disclosure of our methodology for periodic measurement of our assets and liabilities recorded at fair market value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

Our Level 1 assets and liabilities primarily include our cash and cash equivalents. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities. The carrying amounts of accounts receivable, accounts payable, accrued liabilities, and notes payable approximate fair value due to the immediate or short-term maturities of these financial instruments. Our Level 2 liabilities consist of derivative liabilities. These are valued using observable inputs from readily available pricing sources for similar liabilities in active markets.

Stock-Based Compensation

Stock-based compensation expense is recorded in accordance with FASB ASC Topic 718, Compensation -- Stock Compensation, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

The fair value of each option granted in 2009 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of between 146% and 216%, risk-free interest rate between 0.04% and

2.02%, and expected life between 0.1 and 5 years.  The fair value of each option granted in 2010 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of between 159% and 188%, risk-free interest rate between 0.13% and 3.03%, and expected life between 0.08 and 10 years.

Cash and Cash Equivalents

The Company classifies investments as cash equivalents if the original maturity of an investment is three months or less.

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts to ensure trade and notes receivable are not overstated due to uncollectibility.  The Company's allowance is based on a variety of factors, including age of the receivable, significant one-time events, historical experience, and other risk considerations. The Company had no material accounts receivable and no allowance at December 31, 2010 and 2009.

Inventory

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. The Company continually assesses the appropriateness of inventory valuations giving consideration to slow-moving, non-saleable, out-of-date or close-dated inventory. As of December 31, 2010 and 2009 the Company had $3,396 and $2,009, respectively, of inventory included in other current assets.

Property and Equipment

Property and equipment are stated on the basis of historical cost less accumulated depreciation.  Depreciation is provided using the straight-line method over the two to seven year estimated useful lives of the assets.

Patents and Patent Expenditures

AMAR holds patent license agreements and holds patents that are owned by the Company. All patent license agreements remain in effect over the life of the underlying patents. Accordingly, the patent license fee is being amortized over the estimated life of the patent using the straight-line method. Patent fees and legal fees associated with the issuance of new owned patents are capitalized and amortized over the estimated life of the patent.  Amortization expense amounted to $16,879 and $16,724 for the years ended December 31, 2010 and 2009, respectively.

Long-lived Assets

Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.  No impairment losses have been recorded since inception.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Revenue Recognition

Dietary supplement and interferon sales

Revenues for the dietary supplement sales are recognized when an arrangement exists, the price is fixed and it has been determined that collectibility is reasonably assured.  This generally occurs at the point when the goods are shipped to the customer.

Sublicense fee revenue

Sublicense revenue is calculated based on fees relating to a license.  Amarillo recognizes revenue on these sublicense fees in the month the revenue is generated by the licensee.

Royalty revenue

Royalty revenue is calculated based on royalty fees as a percent of net sales relating to a license.  Amarillo recognizes revenue on these royalty payments in the year the revenue is generated by the licensee.  Royalty revenue of $1,479 was reported in the year ended December 31, 2009 for HBL sales of Bimron to BioVet.  HBL reported no sales of Bimron to Bio Vet for 2010.

Research and Development

Research and development costs are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The most significant estimates are the assumptions used in the valuation models to determine the fair value of stock-based compensation and the fair value of the derivative liability.

Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per share is based on the number of weighted average shares outstanding. In 2010, 1,500 shares of preferred stock and 1,150,000 stock options had a dilutive effect of 1,500,000 and 347,222 shares, respectively. In 2009, options and warrants outstanding were anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and accounts receivable.

The Company has cash balances in a single financial institution which, from time to time, exceed the federally insured limit of $250,000.  No loss has been incurred related to this concentration of cash.

Other Concentrations

The Company and its sublicensees are reliant on a single, foreign supplier for its products.  The loss of this supplier could adversely affect the Company's future revenues.  During 2009 the majority of revenue came from sublicense fees from three of its sublicensees.  There were no sublicense fees in 2010.  The loss of revenue from one these revenue sources could adversely affect the Company's future revenues.  Our supplier, HBL, is part of the Hayashibara Group of companies, which announced on February 2, 2011 on its website in Japan that it had filed a petition for corporate reorganization with the Tokyo District Court.

In a letter to customers dated February 2, 2011, Mr. Hideki Matsushima, who has been appointed by the Tokyo District Court to be the provisional administrator of HBL, made the following statements, "...I would like to inform you that we will endeavor to supply our products to our customers in a stable fashion. We believe that we will be able to ensure a stable supply of our products, since we have been permitted by the Tokyo District Court to pay our debts to our suppliers related to the purchase of raw materials for our products, on the condition that our suppliers will continue to do business with us under the pre-existing payment terms and conditions."

Based on these statements from Mr. Matsushima, ABI does not expect any disruption in the supply of IFNa or ACM from HBL. The Company has not received any demand for payment of the outstanding loans with HBL through the date of this filing.

Recent Accounting Pronouncements

In accordance with FASB ASC Topic 815, the Company reclassified warrants with embedded derivative feature (full-ratchet anti-dilution provision) to liabilities at fair value on January 1, 2009 and reported the change in fair value of the warrants for 2010 and 2009 as a component of other income.

Management does not anticipate that any recently issued but not yet effective accounting pronouncements will materially impact the Company's financial condition.

2. Property, Equipment and Software

Equipment is stated at cost less accumulated depreciation and consists of the following at December 31, 2010 and 2009:

	2010	2009
Furniture and equipment	$38,221	$38,221
Software	8,012	8,012
	46,233	46,233
Less: accumulated depreciation	(44,884)	(41,912)
Fixed Assets, net	$1,349	$4,321

Depreciation expense amounted to $2,972 and $4,486 for the years ended December 31, 2010 and 2009, respectively.

3. Notes Payable

The Company has two $1,000,000 notes payable under an unsecured loan agreement with HBL dated July 22, 1999.  The annual interest rate on unpaid principal from the date of each respective note is 4.5 percent, with accrued interest being payable at maturity.  $1,000,000 was payable on or before June 3, 2008.  The other $1,000,000 was payable on or before August 28, 2008.  Although we are currently in default of the notes, HBL has not demanded payment through the date of this filing.

The Company has a line of credit with Wells Fargo for $20,000, with interest at the prime rate plus 6.75 percent. There was an outstanding balance at December 31, 2010 and 2009 of $1,822 and $498, respectively, which is included in accounts payable and accrued expenses. This line is used from time to time for purchases.  The Company paid $1,577 and $877 of interest under the line of credit in 2010 and 2009, respectively.

In 2010, the Company entered into a verbal agreement with Paul Tibbits, a Director, to purchase 12,000,000 warrants held by him for $200,000. The agreement included interest at 0.43% per annum, with no stated maturity date, and no collateral. See Note 8.

4. License, Sublicense, Manufacturing, Research and Supply Agreements

Manufacturing and Supply Agreements:

The Company was a party to the following manufacturing and supply agreements at December 31, 2010.

The Company has a joint development and manufacturing/supply agreement with HBL (the Development Agreement), a major stockholder under which HBL will formulate, manufacture and supply HBL interferon for the Company or any sublicensee. In exchange, HBL is entitled to receive a transfer fee, specified royalties and a portion of any payment received by the Company for sublicense of rights under this agreement. The agreement further provides that the Company sublicense to HBL the right to market HBL interferon for oral use in humans and in non-human, warm-blooded species in Japan, in exchange for the Company receiving a royalty fee based on net sales. The Company is the exclusive agent for the development of HBL interferon for non-oral use in humans and in non-human, warm-blooded species in North America, in exchange, HBL is entitled to receive a transfer fee based on units of interferon supplied and the agreement also provides that a royalty fee be paid to HBL.

A second amendment to the Development Agreement was executed extending the Development Agreement to March 12, 2005 and will be renewed automatically for successive three-year terms. The current expiration date of the Development Agreement is March 12, 2014.

The Company has a supply agreement with HBL under which the Company gained an exclusive right to purchase and distribute anhydrous crystalline maltose for the treatment of dry mouth (xerostomia). This exclusive supply agreement is worldwide, excluding Japan.

License and Sublicense Agreements:

The Company holds patent rights for which the Company has paid certain license fees under three license agreements. Under these agreements, the Company will pay the licensor a portion of any sublicense fee received by the Company with respect to the manufacturing, use or sale of a licensed product, as well as a royalty fee based on the net selling price of licensed products, subject to a minimum annual royalty.

A $7,500 minimum cash royalty was paid by the Company to Texas A&M University System during 2009.  The minimum cash royalty owed to Texas A&M University System for 2010 is $7,500.  A total of $78,360 in sublicense fees are owed to HBL based on sublicense fee income earned by the Company during 2008 and 2009 and are included in accrued expenses -- related party.  The Company has also entered into various sublicense agreements under which the Company is entitled to receive royalties based on the net sales value of licensed products.

Research Agreements:

The Company currently has no obligations to pay third parties in 2011 for expenses related to ongoing clinical studies. The ongoing Phase 2 hepatitis C clinical study and influenza study in Taiwan are funded by CytoPharm.

5. Common Stock

The Company has 100,000,000 shares of voting common shares authorized for issuance.  On December 31, 2010, the Company had 75,791,320 shares of common stock outstanding and reserved for issuance upon exercise of options and warrants and conversion of preferred stock.  The Company issued common stock in 2010 and 2009 as follows:

Common Stock Issued in 2010	Shares	Issue Price	Net Price
Private placements -- cash	2,137,000	$0.10	$202,200
Directors, officers, consultants plan -- cash	2,922,143	0.031-0.04	102,215
Directors, officers, consultants plan -- accrued salaries	162,884	0.07	11,402
Directors, officers, consultants plan -- services	481,938	0.04-0.16	41,202
Options exercised -- cash	3,332,000	0.04-0.10	138,200
Options exercised -- cashless	70,258	0.10	-
Total Common Stock Issued in 2010	9,106,223	$0.031-0.16	$495,219

Common Stock Issued in 2009	Shares	Issue Price	Net Price
Private placements -- cash	7,977,350	$0.10	$754,735
Directors, officers, consultants plan -- cash	62,500	0.08	5,000
Directors, officers, consultants plan -- accrued salaries	1,877,715	0.05-0.20	157,619
Directors, officers, consultants plan -- services	1,866,291	0.06-0.26	232,127
Options exercised -- cash	1,774,889	0.10	169,822
Options exercised -- cashless	2,528,879	0.10	-
Total Common Stock Issued in 2009	16,087,624	$0.05-0.26	$1,319,303

During the years ended December 31, 2010 and 2009, finder's fees paid related to private placements of stock totaled $11,500 and $50,667, respectively, and are deducted from the paid in excess of par capital account on the balance sheet.

6.  Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized for issuance which is issuable in series.

The board of directors authorized the issuance of up to 10,000 shares of Series 2010-A 10% Convertible Preferred Stock on July 29, 2010.  Each preferred share is convertible into 1,000 common shares ($100 stated value per share divided by $0.10).  Dividends are payable quarterly at 10% per annum in cash or stock at the option of the preferred stock holder.  Stock dividend payments are valued at the higher of $0.10 per share of common stock or the average of the two highest volume weighted average closing prices for the 5 consecutive trading days ending on the trading day that is immediately prior to the dividend payment date.  During 2010, a total of 1,500 shares of Series 2010-A 10% Convertible Preferred Stock were issued to a Director.  Net proceeds totaled $135,000 after $15,000 of brokerage commissions.  The preferred stock is convertible into 1,500,000 shares of restricted common stock. In 2010, the Company recorded $4,200 of dividends on the preferred stock. Of this amount, $1,228 was paid in 2010, with the remainder included in accounts payable and accrued expenses as of December 31, 2010.

7. Stock Option and Stock Plans

Stock Plans *	Issue Date Range	Total Shares Authorized	Shares Issued	Shares Remaining
2008 Stock Incentive Plan	5/23/08	600,000	166,667	433,333
2008 Executive Officers Compensatory Stock Plan	7/10/08 -- 9/17/08	200,000	51,563	148,437
2008 Amended and Restated Directors, Officers and Consultants Stock Purchase Plan	10/22/08 -- 12/31/10	8,000,000	7,575,672	424,328
2009 Consultants Stock Grant Plan	7/13/09 -- 10/31/09	100,000	50,000	50,000
Non Stock Plan Issuances	6/2/08 -- 03/12/10	929,562	205,863	723,699

Stock Option Plans *	Issue Date Range	Total Options Authorized**	Options Issued	Options Remaining
2009A Officers, Directors, Employees and Consultants Nonqualified Stock Option Plan ***	04/30/09 -- 07/29/10	20,000,000	2,950,000	17,050,000
Non Stock Option Plan Issuances	06/30/08 -- 12/16/08	1,056,912	1,056,912	0
*       The Board of Directors has approved all stock, stock option and stock warrant issuances.
**     One option reserves one share of common stock.
***  This plan replaces and supersedes in their entirety the Company's Outside director and Advisor Stock Option Plan, as amended and restated as of May 11, 1999; the Company's 1996 Employee's Stock Option Plan, as amended and restated as of May 11, 1999; and the Company's First Amended 2006 Employee's Stock Option and Stock Bonus Plan; provided however, that options already issued and outstanding under said superseded plans shall continue to be outstanding and exercisable in accordance with their terms, as such may have been extended or re-priced from time to time, and the terms of any applicable option agreements entered into between the Company and the Optionee.

8.  Stock Options and Warrants

Stock Options:

During 2010, 13,750,000 options were issued to consultants, advisors, directors, employees and two former employees, and we recognized $127,693 of expense related to these options. During 2009, 2,650,000 options were issued to consultants, directors and employees, and we recognized $201,124 of expense related to these options.

We recognized $112,874 in 2010 and $284,871 in 2009 of employee options expense, related to previously issued options.  No more costs remain to be recognized for these options.

Directors, officers and consultants exercised 245,000 options in 2010 and 2,079,008 options in 2009 via an incentive program. See "Stock Option and Warrant Exercise Incentive" below for more details about 2009 & 2010 stock option and warrant exercises.

A director exercised 3,250,000 options at $0.04 per share in 2010.  Net proceeds were $130,000.

A summary of the Company's stock option activity and related information for the years ended December 31, 2010 and 2009 is as follows:

	2010		2009
	Options	Price	Options	Price
Outstanding Beg. of Year	6,603,404	$0.10-0.87	8,882,412	$0.10-0.87
Granted	13,750,000	0.04-0.11	2,650,000	0.13-0.18
Cancelled/Expired	(12,171,667)	0.04-0.40	(2,850,000)	0.13-0.72
Exercised	(3,495,000)	0.04-0.10	(2,079,008)	0.10
Outstanding End of Year	4,686,737	0.04-0.87	6,603,404	0.10-0.87
Exercisable End of Year	4,686,737	0.04-0.87	5,803,404	0.10-0.87

Options reserved for the Director, employee and consultant stock option plan but not issued (17,050,000) are not included in the table above since this stock may be utilized for other purposes if not used for the plans. The weighted-average remaining contractual life of the above options is 2.64 years, and the weighted average exercise price of options outstanding at December 31, 2010 was $0.26.

Stock warrants:

During 2009, 7,877,350 warrants were issued together with private placement sales of 7,877,350 shares of stock.  During 2010, 2,137,000 warrants were issued together with private placement sales of 2,137,000 shares of stock.  We recognized the total purchase price for private placement stock and warrants as the cost to purchase the stock.

In 2009, investment bankers exercised 1,472,001 cashless warrants at $0.10 per share and received 785,854 shares of stock. A total of 686,147 shares of stock reserved for exercise of warrants were returned to the treasury. Investors exercised 3,244,990 warrants in 2009. No warrants were exercised in 2010. See "Stock Option and Warrant Exercise Incentive" below for more details about 2009 investor warrant exercises.

A summary of the Company's stock warrant activity and related information for the years ended December 31, 2010 and 2009 is as follows:
	2010		2009
	Warrants	Price Range	Warrants	Price Range
Outstanding Beg. of Year	18,320,359	$0.10-0.20	15,360,000	$0.10-2.00
Granted	2,137,000	0.10	7,877,350	0.10-0.20
Cancelled	(12,000,000)	(0.10)	(200,000)	2.00
Exercised	-	-	(4,716,991)	0.10
Outstanding End of Year	8,457,359	0.10-0.20	18,320,359	0.10-0.20
Exercisable End of Year	8,457,359	0.10-0.20	18,320,359	0.10-0.20

The weighted-average remaining contractual life of the warrants outstanding at December 31, 2010 is 1.35 years. The weighted average exercise price of warrants outstanding at December 31, 2010 was $0.14.

Derivative Liabilities:

In 2008, the Company sold preferred stock with attached warrants. As of December 31, 2009, there were 12,447,999 of these warrants outstanding. These warrants contain an anti-dilution ratchet provision. The Company is at risk of triggering the warrant anti-dilution provisions in the future if stock is sold below $0.10 per share to any non-exempt parties.  Holders of options and warrants prior to January 8, 2008 plus officers, directors and consultants under stock plans approved by outside board of director members are exempt from the anti-dilution provisions.

The anti-dilution provision was determined by management to be an embedded derivative, and was recognized as a liability in accordance with ASC 815 as of January 1, 2009. The Company measures the fair value of the liability at the end of each reporting period, with changes in value recorded as part of other income or expense.

In 2010, a Director of the Company purchased 12,000,000 of these warrants from the holder, along with their outstanding shares of stock in the Company, for $200,000. In December 2010, the Company agreed to buy the 12,000,000 warrants from the Director for $200,000. A verbal agreement was reached for the purchase price, with interest at 0.43% per annum in December, which was formally executed as a promissory note in January 2011.The warrants were retired due to the purchase by the Company. As of December 31, 2010, 447,999 of the warrants with the anti-dilution provision remaining outstanding.

The fair value of warrants with embedded derivative feature was estimated at December 31, 2010 with the binomial Black-Scholes option-pricing pricing model using the following assumptions: probability of anti-dilution ratchet of 75%; a probable reset share price of $0.045; dividend yield 0.0%; expected volatility of 195%, risk-free interest rate of 0.6% and expected life of approximately 2 years (the remaining term of the warrants). The fair value of the 447,999 outstanding warrants was $59,784.

Due to the purchase described above, 12,000,000 warrants were retired in December 2010. Consequently, the fair value of these warrants was $0. The decrease in the fair value of the liability for these warrants was recorded as part of the change in fair value of the derivative liability.

Net derivative gains for 2010 were $1,668,336. In 2009, the derivative loss was $1,240,397.

Stock Option and Warrant Exercise Incentive:

In November 2009, the Board approved an incentive to encourage option and warrant holders ("Holders") to exercise their options or warrants. Holders were allowed, for a limited time, to exercise up to one-third of the options or warrants they held, at an exercise price of $0.10 per share and, for each option or warrant so exercised, two additional options or warrants were converted to cashless options or warrants, and deemed exercised immediately on a cashless basis with an exercise price of $0.10. The Board extended the exercise incentive until January 22, 2010.

The Company determined that this was a modification of equity instruments, and accounted for the inducement under ASC Topic 718. For option and warrant holders who accepted the inducement and exercised their instruments under the terms noted above, an incremental fair value of the inducement was determined using the Black-Scholes option pricing model, with the following assumptions: dividend yield 0.0%, expected volatility of 147-216%, risk free interest rate 0.14 - 2.37%, and expected life of 0.13-5.36 years.  The Company recognized $84,148 of expense in 2009 and $4,457 of expense related to the inducement in 2010.

The activity resulting from the exercise of warrants and options under this incentive is as follows:

	Options/Warrants Exercised 2009	Common Stock Issued	Release of Reserved into Available Shares	Net Cash to Company
Options	2,079,008	1,345,598	733,410	$ 69,322
Warrants	3,244,990	2,172,316	1,072,674	100,500
Total	5,323,998	3,517,914	1,806,084	$169,822

	Options/Warrants Exercised 2010	Common Stock Issued	Release of Reserved into Available Shares	Net Cash to Company
Options	245,000	152,258	92,742	$ 8,200
Warrants	-	-	-	-
Total	245,000	152,258	92,742	$8,200

9.  Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The Company's deferred tax asset of approximately $8,790,000 and $9,180,000 at December 31, 2010 and 2009 respectively, was subject to a valuation allowance of $8,790,000 and $9,180,000 at December 31, 2010 and 2009 respectively, because of uncertainty regarding the Company's ability to realize future tax benefits associated with the deferred tax assets. Deferred tax assets were comprised primarily of net operating loss carryovers under the cash method of accounting used by the Company for federal income tax reporting. The valuation allowance decreased by $390,000 in 2010 and increased by $204,000 in 2009, due to the changes in the Company's net operating loss carryover amounts.

At December 31, 2010, the Company has net operating loss carryforwards of approximately $25,855,000 for federal income tax purposes expiring in 2011 through 2030.  The ability of the Company to utilize these carryforwards may be limited should changes in stockholder ownership occur.

The difference between the reported income tax provision and the benefit normally expected by applying the statutory rate to the loss before income taxes results from the change during 2010 and 2009 of the deferred tax asset valuation allowance. As a result, the reported effective tax rate is 0%.

10. Commitments and Contingencies

Delinquent payroll

During 2009 and 2010, the Company curtailed payment of salaries payable to senior management of the Company. As of December 31, 2010, approximately $257,173 of unpaid salaries due to senior management of the Company is included in accounts payable and accrued expenses.  The significance of the amounts owed to senior management subjects the Company to the risk of resignation by these officers, as well as possible litigation.

Lease commitment

Our executive and administrative offices are located at 4134 Business Park Drive, Amarillo, Texas in a 1,800 square-foot facility rented by the Company. The lease expires on June 30, 2011 and our monthly rent is $1,025 per month. We believe that the facilities are well maintained and generally suitable and adequate for our current and projected operating needs.

Minimum Royalties

The agreement with Texas A&M University requires the Company to make minimum annual royalty payments of $7,500 through 2019.

Clinical Trial Costs

The Company currently has no obligations to pay third parties in 2011 for expenses related to ongoing clinical studies. The ongoing Phase 2 hepatis C clinical study and influenza study in Taiwan are funded by CytoPharm.

Litigation

The Company is not a party to any litigation and is not aware of any pending litigation or unasserted claims or assessments as of December 31, 2010.

11. Related Party Transactions

The Company has relied significantly on HBL, a large shareholder of the Company, for a substantial portion of its capital requirements. Pursuant to the Development Agreement previously described, HBL advanced $9,000,000 for funding of research. In addition, HBL has purchased substantial amounts of the Company's common stock from time to time, to the point where it now owns 5.10% of the issued and outstanding shares of common stock of the Company.

HBL and the Company are parties to various license and manufacturing and supply agreements pursuant to which the Company licenses certain technology to or from HBL. HBL supplies formulations of its interferon alpha and other products to the Company at contractual prices. The Company pays HBL a 12% royalty on the first $100 million of interferon alpha net sales and a 10% royalty on additional net sales.

Additionally, the Company is obligated to pay HBL a percentage of sublicense fee income the Company receives.  We recorded $24,360 of sublicense fees to HBL in 2009 and owed $78,360 of accrued sublicense fees to HBL on December 31, 2010 and 2009.

HBL is obligated to pay the Company an 8% royalty on sales of oral interferon in Japan.  The Company recorded $0 in 2010 and $1,479 of royalties in 2009 from HBL animal health sales of oral interferon.

During 2010, the Company engaged the law firm of Underwood, Wilson, Berry, Stein and Johnson P.C. of which Mr. Morris is a shareholder.  Mr. Morris is also the Secretary of the Company. During the years ended December 31, 2010 and 2009, the Company incurred $36,126 and $65,066, respectively, of legal fees from this law firm.

All future transactions and loans between the Company and its officers, directors and 5% shareholders will be on terms no less favorable to the Company than could be obtained from independent third parties. There can be no assurance, however, that future transactions or arrangements between the Company and its affiliates will be advantageous, that conflicts of interest will not arise with respect thereto or that if conflicts do arise, that they will be resolved in favor of the Company.

12.  Subsequent Events

Since December 31, 2010, the Company has issued 62,222 shares to consultants for services valued at $5,600.

On January 10, 2011, a formal demand note was executed for the $200,000 owed to a Director, as discussed in Note 3, with 0.43% interest rate and no collateral.  The Board of Directors approved the note on January 14, 2011.

On February 7, 2011, a Director purchased 200 shares of Series 2010-A 10% convertible preferred stock at $100 per share.  Conversion price is $0.10 per share of common stock.  Net proceeds after a $2,000 brokerage commission were $18,000.

The Board granted 100,000 options with 2-year term and $0.075 exercise price to a consultant on March 8, 2011.  One quarter of the options vest each quarter during 2011.

On March 9, 2011, a note was executed for $20,000 owed to a Director, with 0.54% interest rate and no collateral. The note is payable on demand or in six months, whichever comes first.

On April 6, 2011, a note was executed for $40,000 owed to a Director, with 0.54% interest rate and no collateral. The note is payable on demand or in six months, whichever comes first.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

Registration Fees	$213.90
Costs of Printing and Engraving	$2,000	*
Legal Fees	$70,500
Accounting Fees and Edgarizing Costs	$1,500	*
State Blue Sky Qualification Fees	$5,000	*
Total Estimated Costs of Offering	$79,213.90	*
* Estimate

Taking into account amounts previously paid from Company funds, expenses to be paid from proceeds of this offering are $19,000.00.

Item 14.	Indemnification of Directors and Officers

Subchapter C of Chapter 8 of the Texas Business Organizations Code allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer, or only for reasonable expenses actually incurred in connection with the proceeding if the person is found liable on the basis that personal benefit was improperly received by him or is found liable to the corporation, if:

•     there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional or willful misconduct; or

•     the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful

Article IV of our By-Laws provides for indemnification of our current or former directors and officers or any person who may have served at request as a director or officer of another corporation in which it owned shares of capital stock or of which it is a creditor. Such indemnification extends to liabilities imposed upon the director or officer and expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of his being, or having been such director or officer, and against such sums as independent counsel selected by the Board of Directors shall deem reasonable payment made in settlement of any such claim, action, suit or proceeding primarily with a view of avoiding expenses of litigation; provided, however, that no director or officer shall be indemnified with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, or with respect to any matters which shall be settled by the payment of sums which counsel selected by the Board of Directors shall not deem reasonable payment made primarily with a view to avoiding expenses of litigation, or with respect to matters for which such indemnification would be against public policy.

The Officers and Directors do not have indemnification agreements with the Company. The Company does not have Directors and Officers Liability Insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Amarillo Biosciences, Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

In January 2008, we entered into agreements with Firebird Global Master Fund, Ltd. ("Firebird") for the sale of 1,000 shares of our Series A Preferred Stock, which was convertible into 4,000,000 shares of common stock, and warrants to purchase an additional 4,000,000 shares of common stock at $0.30 per share. The Company completed the private placement to Firebird in the first quarter of 2008 selling Firebird 1,000 shares of our Series A Preferred Stock for $1,000 per share generating gross proceeds of $1,000,000 and net proceeds of $793,793. Firebird also received warrants to purchase an additional 4,000,000 shares of common stock at $0.30 per share. Firebird converted all the outstanding preferred stock into common stock at $0.25 per share in three stages on October 15, 17, and 20, 2008. We also issued to MidSouth Capital Markets Group, Inc. ("MidSouth"), the selling/placement agent in the private placement, warrants to purchase 640,000 shares of our common stock on the same terms and conditions as the warrants issued to Firebird. The warrants were issued to MidSouth pursuant to an agreement entered into with MidSouth in September 2007 to engage MidSouth to act as our placement agent in connection with a future private placement. Pursuant to the agreement, MidSouth was to receive for its services a warrant to purchase shares of our common stock equal to 8% of the number of common shares to be issued on an as converted basis in the private placement, with an exercise price of $.30 per share and exercisable for 5 years from the date of issuance.

On April 1, 2008, July 7, 2008, and October 3, 2008, Firebird Global Master Fund, Ltd. was issued 84,198 shares, 121,913 shares, and 184,142 shares of common stock respectively, as dividends on the Series A Preferred Stock. These dividends were valued at $23,056, $25,000, $25,000, and recorded on March 31, 2008, June 30, 2008, and September 30, 2008 respectively. The price of the common stock was calculated at 90% of the average of the 2 lowest VWAP (volume weighted average price) for the 5 trading days prior to the dividend payment due date. Dividends on the Series A Preferred Stock, at the rate of 10% per annum, payable in cash or common stock in the discretion of the Company, are due quarterly on January 1, April 1, July 1 and October 1 beginning on the first such date after the original issue date (January 8, 2008). Firebird has converted all outstanding preferred stock into common stock so no preferred stock is outstanding and no future preferred dividends are required to be paid to Firebird.

In January 2008, Joe Cummins received a $2,500 cash bonus and a $2,500 stock bonus (7,575 shares) as an award for closing the above $1 million funding with Firebird Global Master Fund, Ltd.

In January 2008, 100,000 options with 25,000 options vesting quarterly were issued to two consultants with exercise prices at market ($0.35) and 2 year terms.

In February 2008, the company entered into a 1 year consulting agreement to provide investor relations, public relations and shareholder relations services. The Company agreed to pay the Consultant $30,000 plus a common stock grant of 90,000 shares in payment of the first 3 months. The Company terminated the agreement for the remaining nine months of services. The Company paid the $30,000 and issued the 90,000 shares of common stock.

In March 2008, 100,000 shares of common stock ($29,000 fair value) were authorized to be issued in 25,000 increments on March 31, June 30, September 30, and December 31, 2008, to David Stewart. An expense of $17,750 was recognized in the nine months ending September 30, 2008. Subsequently a S-8 registration statement was filed on April 21, 2008 for the 2008 Consultants Stock Grant Plan to register the shares.

During the second quarter 2008, 100,000 restricted shares of common stock were sold at a discount with 100,000 three year warrants exercisable at $0.30 per share to two investors, generating $25,000 in cash. No finder's fees were paid on this issuance.

During the second quarter 2008, 166,667 shares of common stock ($55,000 fair value) were issued to a law firm in lieu of $30,000 cash owed for fees related to filing amendments to the Registration Statement filed on April 24, 2008, for the common stock reserved for the preferred stock and warrants issued in the Firebird transaction.

During June 2008, a consultant was issued 40,000 unregistered common stock ($9,200 fair value) and 80,000 warrants ($11,522 fair value) in payment of $10,000 due on June 15, 2008, under an agreement for public and investor relations services. Terms of the issuance are $0.25 per share of unregistered common stock with 100% warrant coverage, three year term, and exercisable at $0.30 per share. The same consultant was issued 20,000 shares of common stock ($3,600 fair value) on July 15, 2008, and was issued another 20,000 shares of common stock ($4,400 fair value) on August 15, 2008, in payment of the remaining $10,000 owed under the agreement for public and investor relations services.

During June 2008, Dr. Peter Mueller was paid 54,627 shares of stock ($16,652) in salary.

Dr. Peter Mueller, Dr. Joe Cummins, Dr. Gary Coy and Martin Cummins were paid 99,438 shares of stock on July 10, 2008 ($18,893 fair value) in salaries. Dr. Gary Coy was paid 13,361 shares of stock on September 17, 2008 ($2,405 fair value) in salary.

In November 2008, 60,000 shares of common stock were sold in a private placement to Terry Lynn Gehm for $0.10 per share with gross proceeds to the Company of $6,000. 600,000 shares of common stock were sold in a private placement to Paul Tibbits for $0.10 per share with gross proceeds to the Company of $60,000. 400,000 shares of common stock were sold in a private placement to Marian Tibbits for $0.10 per share with gross proceeds to the Company of $40,000.

During July 2008, 121,913 shares of common stock ($25,004 fair value) were issued to FGS Advisors, LLC as a dividend. During September 2008, 184,142 shares of common stock ($25,006 fair value) were issued to FGS Advisors, LLC as a dividend.

On both July 15, 2008, and August 15, 2008, RJ Falkner was paid 20,000 shares of stock ($3,600 and $4,400 fair value, respectively).

In September 2008, David Stewart was granted 25,000 shares of stock ($5,000 fair value).

In October 2008, 75,000 shares of common stock ($15,000 fair value) were issued to Marilyn Phillips as compensation.

On October 15, 17, and 20, 2008, Firebird Global Master Fund, Ltd. was issued 10,684 shares, 15,642 shares, and 20,694 shares of common stock respectively, as dividends on the Series A Preferred Stock. These dividends were valued at $1,250, $1,653, and $1,945, respectively. The price of the common stock was calculated at 90% of the average of the 2 lowest VWAP (volume weighted average price) for the 5 trading days prior to the dividend payment due date. Dividends on the Series A Preferred Stock, at the rate of 10% per annum, payable in cash or common stock in the discretion of the Company, are due quarterly on January 1, April 1, July 1 and October 1 beginning on the first such date after the original issue date (January 8, 2008). Firebird has converted all outstanding preferred stock into common stock so no preferred stock is outstanding and no future preferred dividends are required to be paid to Firebird.

On October 16, 27, and 20, 2008, 1,200,000, 1,400,000, and 1,400,000 shares of common stock, respectively, were issued to Firebird Global Master Fund on the conversion of 1,000 shares of Series A Preferred Stock (being all issued and outstanding convertible preferred owned by Firebird) into common stock.

On October 22, 2008, Edward Morris, Dr. Peter Mueller, Dr. Gary Coy, and Stephen Chen were issued 50,000 shares, 67,488 shares, 60,916 shares, and 10,000 shares, respectively ($18,840 fair value total) under the 2008 Directors, Officers, and Consultants Stock Purchase Plan.

During November 2008, Dr. Peter Mueller was paid 105,771 shares of stock ($11,635) in salary.

In December 2008, David Stewart was granted 25,000 shares of stock ($1,375 fair value).

During the first quarter of 2009, we sold 3,550,000 restricted shares of common stock at $0.10 per share with 3,550,000 three year warrants exercisable at $0.10 - $0.20 per share (private placements) to four investors, generating net proceeds of $320,000 in cash after $35,000 of commissions and finder fees were paid. Also, a consultant purchased 62,500 shares of common stock at $0.08 per share (Directors, Officers, Consultants Plan), generating $5,000 in cash.

During the first quarter of 2009, officers were paid 1,407,905 shares of common stock at $0.05 - $0.08 per share in lieu of salaries (Directors, Officers, Consultants Plan). Also, consultants were paid 636,364 shares of common stock at $0.055 per share in lieu of cash (Directors, Officers, Consultants Plan). Salaries and services paid in stock totaled $140,846.

During the second quarter of 2009, we sold 2,280,000 restricted shares of common stock at $0.10 per share with 2,280,000 three year warrants exercisable at $0.10 per share (private placements) to five investors, generating $223,000 after $5,000 of commissions and finder's fees were paid. We sold 40,290 shares at $0.10 per share to Bumimedic, a licensee, generating $4,029.

During the second quarter of 2009, an officer was paid 419,367 shares of common stock at $0.10 per share in lieu of salary (Directors, Officers, Consultants Plan). Two warrant holders exercised 395,156 cashless warrants at $0.10 per share and received 183,375 shares of common stock.

On July 17, 2009, David B. Min was issued 50,000 shares of stock in a private placement that resulted in $5,000 gross proceeds to the Company.

On July 28, 2009, Marian Tibbits and Paul Tibbits were each issued 150,000 share of stock in a private placement that resulted in $30,000 gross proceeds to the Company.

In July 2009, David Stewert was granted 25,000 shares of stock ($4,875 fair value) in salary.

On August 3, 2009, 155,102 shares, 152,500 shares, and 123,000 shares of common stock were issued to Adam Cabibi, Jerry Choate, and Biomed Cap, LLC, respectively, pursuant to the cashless exercise of options.

On August 13, 2009, Raymond Karlin was issued 100,000 shares of common stock in a private placement that resulted in $10,000 gross proceeds to the Company.

On August 27, 2009, Jerry Choate was issued 59,877 shares of common stock pursuant to the cashless exercise of options.

On September 1, 2009, Shailesh Ardhapurkar was issued 500,000 shares of common stock in a private placement that resulted in $50,000 gross proceeds to the Company.

On September 1, 2009, 60,119 shares ($4,208.33 fair value), 80,128 shares ($5,208.33 fair value), 74,405 shares ($5,208.33 fair value), 86,806 shares ($5,208.33 fair value), 29,762 shares ($5,208.33 fair value), 37,202 shares ($5,208.33 fair value), and 40,064 shares ($5,208.33 fair value) of common stock were issued to Biotech Financial for compensation owed as of February 28, 2009, March 15, 2009, March 31, 2009, April 15, 2009, April 30, 2009, May 15, 2009, and May 31, 2009, respectively.

On September 1, 2009, Tyler Jones was issued 75,000 shares of common stock in a private placement that resulted in $7,500 gross proceeds to the Company. On September 21, 2009, Tyler Jones was issued 125,000 shares of common stock in a private placement that resulted in $12,500 gross proceeds to the Company.

On September 3, 2009, Dipayan Sarkar was issued 100,000 shares of common stock in a private placement that resulted in $10,000 gross proceeds to the Company.

On September 16, 2009, Joseph Cummins was issued 50,443 shares of common stock ($9,836 fair value) in salary.

On September 18, 2009, Marvin Pflaumer and Ann Pflaumer were each issued 53,530 shares of stock in a private placement that resulted in $10,706 gross proceeds to the Company.

On September 23, 2009, Timothy Moody was issued 112,000 shares of stock pursuant to the cashless exercise of options.

On September 25, 2009, Dawn McTaggart was issued 100,000 shares of stock in a private placement that resulted in $10,000 gross proceeds to the Company.

On September 30, 2009, Terrance Oder was issued 50,000 shares of stock in a private placement that resulted in $5,000 gross proceeds to the Company.

On October 5, 2009, the Company sold 100,000 unregistered shares of common stock for $0.10 per share together with 100,000 warrants with 3-year term and exercisable at $0.10 per share. Net proceeds totaled $10,000.

On November 9, 2009 the Board of Directors extended a consulting contract and stock option agreement with a consultant. A total of 650,000 options were extended until September 26, 2010. Of these, 150,000 options are vested at the modification date, resulting in the recognition of $10,850 of additional compensation expense. On November 13, 2009, 140,000 options were exercised. On November 23, 2009, the Board of Directors reduced the exercise price from $0.72 to $0.18 for the remaining 10,000 vested options ($448 increase in fair value) and 500,000 unvested options that require achievement of milestones before vesting.

On November 12, 2009, the Company sold 500,000 unregistered shares of common stock for $0.10 per share together with 500,000 warrants with 3-year term and exercisable at $0.10 per share. Net proceeds totaled $50,000.

During the first quarter of 2010, the Company sold 1,060,000 unregistered shares of common stock for $0.10 per share plus 1,060,000 3-year warrants with $0.10 exercise price. Net proceeds from private placement stock sales totaled $103,000 after payment of $3,000 in commissions. The Board extended incentives encouraging option and warrant holders to exercise options and warrants until January 22, 2010. An officer and a consultant exercised 82,000 options at $0.10 per share to purchase 82,000 shares of unregistered common stock. The officer and consultant also exercised a total of 163,000 cashless options at $0.10 per share resulting in the issuance of 70,258 unregistered shares of common stock with 92,742 shares of common stock previously held in reserve for options returned to the Treasury. The incremental fair value of the option exercise inducement was $4,456, which was recognized as an expense. Net proceeds from the private placement stock sales and option exercises totaled $111,200 during the first quarter of 2010. One consultant was issued 10,000 unregistered shares of common stock for services valued at $1,050.

In the second quarter of 2010, the Company sold 1,075,000 unregistered shares of common stock for $0.10 per share plus 1,075,000 3-year warrants with $0.10 exercise price. Net proceeds from private placement stock sales totaled $97,000 after payment of $10,500 in commissions.

In the third quarter of 2010, the Company sold 2,000 unregistered shares of common stock for $0.10 per share plus 2,000 3-year warrants with $0.10 exercise price. Net proceeds were $200. The Company sold a total of 950 shares of Series 2010-A 10% Convertible Preferred Stock. Net proceeds totaled $85,500 after $9,500 of brokerage commissions. The preferred stock is convertible into 950,000 shares of restricted common stock. One consultant was issued 79,856 shares of common stock in exchanges for $4,916 of services.

In the fourth quarter of 2010, the Company sold 550 unregistered shares of preferred stock for $100 per share, convertible to 550,000 shares of common stock. Net proceeds from preferred stock sales total $49,500 after payment of $5,500 in finder's fees. Two consultants purchased 2,922,143 shares of restricted common stock, pursuant to the Amended and Restated 2008 Directors, Officers, and Consultants Stock Purchase Plan. Another 3,250,000 shares of restricted common stock were purchased by a director, pursuant to the Amended and Restated 2009A Officers, Directors, Employees and Consultants Nonqualified Stock Option Plan.

In the first quarter of 2011, the Company sold 200 unregistered shares of preferred stock for $100 per share, convertible to 20,000 shares of common stock. Net proceeds from preferred stock sales total $18,000 after payment of $2,000 in finder's fees.

In connection with the foregoing, we relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and/or Section 4(2) of the Securities Act, and transfer was restricted by Amarillo in accordance with the requirements of the Securities Act of 1933. All of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Item 16.	Exhibits

Exhibit Number	Description of Document
3.1‡	Restated Articles of Incorporation of the Company, dated July 5, 2007.
3.3*	Bylaws of the Company.
4.1*	Specimen Common Stock Certificate.
4.2*	Form of Underwriter's Warrant.
4.3(5)	Form of Series A Common Stock Purchase Warrant, dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.
5.1(13)	Opinion of Underwood, Wilson, Berry, Stein & Johnson, P.C.
10.1(11)	2008 Stock Incentive Plan dated May 20, 2008.
10.2*	License Agreement dated as of March 22, 1988 between the Company and The Texas A&M University System.
10.3(9)	2006 Employee Stock Option and Stock Bonus Plan
10.4(9)	Office/Warehouse Lease Agreement dated December 22, 2006, between Wild Pony Holdings, L.P. and the Company.
10.5*	Joint Development and Manufacturing/Supply Agreement dated March 13, 1992 between the Company and HBL, as amended.
10.6(9)	Engagement Letter dated September 22, 2007, between MidSouth Capital Markets Group, Inc. and the Company.
10.7*	Japan Animal Health License Agreement dated January 20, 1993 between the Company and HBL.
10.11*	Manufacturing/Supply Agreement dated June 1, 1994 between the Company and HBL.
10.12*	Settlement Agreement dated April 27, 1995 among the Company, ISI, Pharma Pacific Management Pty. Ltd. ("PPM"), Pharma Pacific Pty. Ltd., Pharma Pacific Ltd. and Fernz Corporation Limited.
10.14*	PPM/ACC Sublicense Agreement dated April 27, 1995 between PPM and the Company.
10.18*	Form of Consulting Agreement between the Company and the Underwriter.
10.19(10)	Stock Option Agreement, dated July 18, 2007, between the Company and Commonwealth Associates
10.20†	1996 Employee Stock Option Plan, Amended and Restated as of May 11, 1999.
10.21†	Outside Director and Advisor Stock Option Plan, Amended and Restated as of May 11, 1999.
10.22*	Form of Indemnification Agreement between the Company and officers and directors of the Company.
10.23*	Indemnification Agreement between HBL and the Company.
10.24(10)	Warrant Agreement, dated June 27, 2006, between the Company and Marks Value Partners, LLC
10.25(10)	Engagement Letter, dated November 3, 2006, between the Company and MidSouth Capital, Inc.
10.26**	License Agreement dated July 22, 1997 between Hoffmann-La Roche, Inc. and the Company.
10.27**	Distribution Agreement dated January 12, 1998 between Global Damon Pharmaceutical and the Company.

10.28**	Distribution Agreement dated September 17, 1997 between HBL and the Company (tumor necrosis factor-alpha).
10.29**	Distribution Agreement dated September 17, 1997 between HBL and the Company (interferon gamma).
10.30***	Amendment No. 1 dated September 28, 1998 to License Agreement of March 22, 1988 between The Texas A&M University System and the Company.
10.36††	License Agreement dated February 1, 2000 between Molecular Medicine Research Institute and the Company (interferon gamma administered orally).
10.37†† [a]	License and Supply Agreement dated April 3, 2000 with Key Oncologics (Pty) Ltd. and the Company.
10.38††	Amendment No. 1 dated April 4, 2000, to Interferon Gamma Distribution Agreement dated September 17, 1997 between HBL and the Company (interferon gamma).
10.39†† [a]	License and Supply Agreement dated April 25, 2000 between Biopharm for Scientific Research and Drug Industry Development and the Company.
10.40†† [a]	Sales Agreement dated May 5, 2000 between Wilke Resources, Inc. and the Company.
10.41††	Engagement Agreement dated September 26, 2000 between Hunter Wise Financial Group, LLC and the Company.
10.42†† [a]	Supply Agreement (Anhydrous Crystalline Maltose) dated October 13, 2000 between Hayashibara Biochemical Laboratories, Inc. and the Company.
10.43†† [a]	Supply Agreement dated December 11, 2000 between Natrol, Inc. and the Company.
10.44††† [a]	License Agreement dated September 7, 2001 between Atrix Laboratories, Inc. and the Company.
10.45†††† [a]	Supply Agreement dated June 20, 2004 between Global Kinetics, Inc. and the Company.
10.46†††† [a]	License and Supply Agreement dated September 13, 2004 between Nobel ILAC SANAYII VE TICARET A.S. and the Company
10.47(3)a	License and Supply Agreement dated October 19, 2005 between Global Kinetics, Inc. and the Company.
10.48(3)a	License and Supply Agreement dated January 18, 2006, between Bumimedic (Malaysia) SDN. BHD., and the Company.
10.49(4)	Employment Contract dated March 13, 2006, between Gary W. Coy and the Company.
10.50(4)	Employment Contract dated September 10, 2006, between Joseph M. Cummins and the Company.
10.51(4)	Employment Contract dated September 10, 2006, between Martin J. Cummins and the Company.
10.52(4)a	Supply Agreement (Anhydrous Crystalline Maltose) dated October 16, 2006 between Hayashibara Biochemical Laboratories, Inc. and the Company
10.53(4)a	License and Supply Agreement dated November 16, 2006, between CytoPharm, Inc. and the Company.
10.54(5)	Securities Purchase Agreement dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.
10.55(5)	Registration Rights Agreement dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.*
10.56(5)	Certificate of Designation of Preferences dated January 8, 2008, executed by the Company
10.57(5)	Series A Common Stock Purchase Warrant dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.
10.58(7)	Amendment No. 1 to the Securities Purchase Agreement dated February 14, 2008, between the Company and Firebird Global Master Fund, Ltd.
10.59(7)	Amendment No. 1 to the Registration Rights Agreement dated February 14, 2008, between the Company and Firebird Global Master Fund, Ltd.
10.60(8)a	Supply Agreement, dated March 20, 2008, between the Company and CytoPharm, Inc.
10.61(8)	Employment Contract, dated April 15, 2008, between the Company and Peter Mueller
10.62(9)a	Engagement Letter dated September 22, 2007, between MidSouth Capital Markets Group, Inc. and the Company.
10.63(10)	Consulting Agreement, dated July 18, 2007, between the Company and Commonwealth Associates
10.64(10)	Stock Option Agreement, dated June 21, 2006, between the Company and Teel Bivins
10.65(10)	Consulting Agreement, dated April 21, 2006, between the Company Teel Bivins
10.66(10)	Investor Direct Marketing Services Agreement, dated June 26, 2006, between the Company and Marks Value Partners LLC
10.67(12)	License and Supply Agreement Between Cyto Biotech, Inc. and Amarillo Biosciences, Inc.
10.68	Addendum dated February 20, 2009, to the License and Supply Agreement dated February 6, 2009, between Cyto Biotech, Inc. and the Company
10.69	Consulting Agreement dated September 4, 2009, between the Company and Biotech Financial, Inc.
10.70	Employment Contract, dated October 1, 2009, between the Company and Bernard Cohen.
10.71	Agreement dated October 6, 2009, between the Company and Moody Capital, LLC and Moody Capital Solutions
23.1	Consent of LBB & Associates Ltd., LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Underwood, Wilson, Berry, Stein & Johnson, P.C. (included in exhibit 5.1)

*The Exhibit is incorporated by reference to the exhibit of the same number to the Company's Registration Statement on Form SB-2 filed with and declared effective by the Commission (File No. 333-4413) on August 8, 1996.
**The Exhibit is incorporated by reference to the Company's 1997 Annual Report on Form 10-KSB filed with the Commission on or before March 31, 1998.
***The Exhibit is incorporated by reference to the Company's 1998 Annual Report on Form 10-KSB filed with the Commission on or before March 31, 1999.
† The Exhibit is incorporated by reference to the Company's Report on Form 10-QSB for the quarterly period ended June 30, 1999, filed with the Commission on August 12, 1999 and subsequently amended on September 13, 1999.
†† The Exhibit is incorporated by reference to the Company's 2000 Annual Report on Form 10-KSB filed with the Commission on or before April 16, 2001.
††† The Exhibit is incorporated by reference to the Company's Report on Form 8-K filed with the Commission on September 24, 2001.
†††† The Exhibit is incorporated by reference to the Company's 2004 Annual Report on Form 10-KSB filed with the Commission on or before April 15, 2005.
‡ The Exhibit is incorporated by reference to the Company's 2007 Annual Report on Form 10-KSB filed with the Commission on or before March 31, 2008.
a Portions of this exhibit have been omitted and filed separately with the commission.

(3)	The Exhibit is incorporated by reference to the Company's 2005 Annual report on Form 10-KSB filed with the SEC on April 3, 2006.
(4)	The Exhibit is incorporated by reference to the Company's 2006 Annual report on Form 10-KSB filed with the SEC on March 26, 2007.
(5)	The Exhibit is incorporated by reference to the Company's Report on Form 8-K filed with the SEC on January 15, 2008.
(6)	The Exhibit is incorporated by reference to the Company's Report on Form 8-K/A filed with the SEC on January 22, 2008.
(7)	The Exhibit is incorporated by reference to the Company's Report on Form 8-K filed with the SEC on February 21, 2008.
(8)	The Exhibit is incorporated by reference to the Company's Report on Form 8-K filed with the SEC on April 21, 2008.
(9)	The Exhibit is incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-150421) filed with the SEC on April 24, 2008.
(10)	The Exhibit is incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-1 (No. 333-150421) filed with the SEC on May 21, 2008.
(11)	The Exhibit is incorporated by reference to the Company's Report on Form S-8 filed with the SEC on May 22, 2008.
(12)	The Exhibit is incorporated by reference to the Company's Report on Form 8-K filed with the SEC on February 26, 2009.
(13)	Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 333-163961) filed with the SEC on December 23, 2009.

Item 17.	Undertakings

A.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be singed on its behalf by the undersigned, thereunto duly authorized, in the city of Amarillo, in the State of Texas, on June 9, 2011.
AMARILLO BIOSCIENCES, INC. A Texas corporation

By:	/s/ Joseph M. Cummins
Joseph M. Cummins
Its:	President, CEO and Chairman (Principal Executive Officer)

By:	/s/ Bernard Cohen
Bernard Cohen
Its:	Chief Financial Officer (Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.
/s/ Stephen Chen	June 9, 2011
Stephen Chen Director

/s/ James Page	June 9, 2011
James Page Director

/s/ Dennis Moore	June 9, 2011
Dennis Moore Director

/s/ Thomas D'Alonzo	June 9, 2011
Thomas D'Alonzo Director

/s/ Paul Tibbits	June 9, 2011
Paul Tibbits Director

/s/ Marian Tibbits	June 9, 2011
Marian Tibbits Director